EXHIBIT 10.0

CREDIT AGREEMENT,

dated as of February 28, 2002

among

GRAPHIC PACKAGING INTERNATIONAL CORPORATION,

GRAPHIC PACKAGING CORPORATION,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS FROM TIME TO TIME
PARTIES HERETO,

as the Lenders,

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Administrative Agent for the Lenders

CREDIT SUISSE FIRST BOSTON,

as the Syndication Agent for the Lenders

and

LASALLE BANK NATIONAL ASSOCIATION,
US BANK NATIONAL ASSOCIATION,
and
WELLS FARGO BANK, N.A.
as Co-Documentation Agents

MORGAN STANLEY SENIOR FUNDING, INC., and
CREDIT SUISSE FIRST BOSTON

as Lead Arrangers and Book Runners.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1.	Defined Terms	2
SECTION 1.2.	Use of Defined Terms	28
SECTION 1.3.	Cross-References	28
SECTION 1.4.	Accounting and Financial Determinations	28

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

-i-

(continued)

		Page
SECTION 3.2.2.	Post-Default Rates	42
SECTION 3.2.3.	Payment Dates	42
SECTION 3.3.	Fees	43
SECTION 3.3.1.	Commitment Fee	43
SECTION 3.3.2.	Letter of Credit Fee	43

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

ARTICLE V

CONDITIONS TO CREDIT EXTENSIONS

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page
SECTION 10.4.	Waiver, etc	84
SECTION 10.5.	Postponement of Subrogation, etc	84

ARTICLE XI

MISCELLANEOUS PROVISIONS

-v-

(continued)

Page
SCHEDULE I	—	Disclosure Schedule
SCHEDULE II	—	Percentages; LIBOR Office; Domestic Office
SCHEDULE III	—	Real Estate with Title Insurance Policies
SCHEDULE IV	—	Existing Hedging Arrangements
SCHEDULE V	—	Subsidiary Guarantors
EXHIBIT A-1	—	Form of Revolving Note
EXHIBIT A-2	—	Form of Term Note
EXHIBIT A-3	—	Form of Swing Line Note
EXHIBIT B-1	—	Form of Borrowing Request
EXHIBIT B-2	—	Form of Issuance Request
EXHIBIT C	—	Form of Continuation/Conversion Notice
EXHIBIT D	—	Form of Closing Date Certificate
EXHIBIT E	—	Form of Compliance Certificate
EXHIBIT F	—	Form of Subsidiary Guaranty
EXHIBIT G	—	Form of Pledge and Security Agreement
EXHIBIT H	—	Form of Mortgage
EXHIBIT I	—	Form of Lender Assignment Agreement

-vi-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 28, 2002, is among GRAPHIC PACKAGING INTERNATIONAL CORPORATION, a Colorado corporation (the “Parent”), GRAPHIC PACKAGING CORPORATION, a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Credit Suisse First Boston (“CSFB”), as syndication agent (in such capacity, the “Syndication Agent”), LASALLE BANK NATIONAL ASSOCIATION, US BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A., as co-documentation agents (each a “Co-Documentation Agent”), and Morgan Stanley and CSFB, as Lead Arrangers and Book Runners (each a “Lead Arranger” and, together with the Administrative Agent, the Syndication Agent and the Co-Documentation Agents, the “Agents”), for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower is a wholly-owned, indirect Subsidiary of the Parent;

WHEREAS, the Borrower and the Parent intend to refinance (the “Refinancing”) (i) certain existing senior secured indebtedness outstanding under that certain Revolving Credit and Term Loan Agreement, dated as of August 2, 1999 (as amended, supplemented, amended and restated or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”), among the Borrower, the Parent, the lenders party thereto and Bank of America, N.A. as the administrative agent and (ii) its Affiliate Subordinated Debt;

WHEREAS, approximately $535,000,000 in cash will be required to effect the Refinancing, to pay accrued interest and fees, if any, payable in respect of the Indebtedness being refinanced in the Refinancing, to pay reasonable fees, costs and expenses associated with the new Indebtedness incurred to effect the Refinancing (including fees, costs and expenses related hereto and to the 8 5/8% Subordinated Note Issuance, described below), and to consummate all other transactions related hereto or thereto (collectively, the “Transactions”);

WHEREAS, concurrently with the execution and delivery of, and the initial Borrowing under, this Agreement, the Borrower will issue its 8 5/8% senior subordinated notes, due 2012, (the “8 5/8% Subordinated Notes”, with the issuance thereof being herein referred to as the “8 5/8% Subordinated Note Issuance”) for gross cash proceeds of at least $300,000,000;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders and Issuers have committed to provide the Borrower with the following:

(a) a Term Loan Commitment, in an aggregate amount of $175,000,000, pursuant to which Term Loans will be made to the Borrower in a single Borrowing on the Closing Date;

(b) a Revolving Loan Commitment, in an aggregate amount of $275,000,000 (inclusive of the Letter of Credit Commitment Amount and the Swing Line Loan Commitment Amount, described below), pursuant to which Revolving Loans will be made to the Borrower from time to time on and subsequent to the Closing Date but prior to the Revolving Loan Commitment Termination Date;

(c) a Letter of Credit Commitment, in an aggregate amount of $25,000,000, pursuant to which Letters of Credit will be issued for the account of the Borrower from time to time on and subsequent to the Closing Date but prior to the Revolving Loan Commitment Termination Date; and

(d) a Swing Line Loan Commitment, in an aggregate amount of $20,000,000, pursuant to which Swing Line Loans will be made to the Borrower from time to time on and subsequent to the Closing Date but prior to the Revolving Loan Commitment Termination Date;

WHEREAS, subject to the terms and conditions hereof, on the Closing Date the Borrower intends to borrow Term Loans and Revolving Loans under this Agreement and use the proceeds thereof, together with the net cash proceeds received by the Borrower from the 8 5/8% Subordinated Note Issuance, for purposes of effecting the Refinancing and consummating the remaining Transactions;

WHEREAS, additional Revolving Loans, Swing Line Loans and Letters of Credit made or issued from time to time hereunder on and after the Closing Date will be used for the ongoing working capital needs and other general corporate purposes of the Parent and its Subsidiaries; and

WHEREAS, the Lenders and the Issuers are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments, make the Loans and issue (or participate in) the Letters of Credit contemplated hereunder;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1.    Defined Terms.    The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“8 5/8% Subordinated Note Issuance” is defined in the fourth recital.

“8 5/8% Subordinated Notes” is defined in the fourth recital.

“8 5/8% Subordinated Note Indenture” means the indenture among the Borrower, the guarantors set forth therein, and Wells Fargo Bank Minnesota, National Association, as Trustee, as in effect on the Closing Date (as the same may be amended or otherwise modified from time to time thereafter in accordance with the terms hereof and thereof), pursuant to which the 8 5/8% Subordinated Notes were issued.

“Additional Term Loan Commitment” is defined in Section 2.1.4.

“Additional Term Loan Commitment Amount” is defined in Section 2.1.4.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.

“Administrative Agent’s Fee Letter” means the confidential letter, dated the Closing Date, between the Administrative Agent and the Borrower.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” (and its derivatives) means, with respect to any Person, the power, directly or indirectly, (i) to vote 10% or more of the Capital Securities (determined on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable) or (ii) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Affiliate Preferred Stock” means the preferred stock issued by the Parent and sold pursuant to the terms of the Affiliate Preferred Stock Purchase Agreement.

“Affiliate Preferred Stock Documents” means the Affiliate Preferred Stock Purchase Agreement and each other Transactions Document (as defined in the Affiliate Preferred Stock Purchase Agreement), as each such document may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.12.

“Affiliate Preferred Stock Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as of August 15, 2000, between the Parent and the Grover C. Coors Trust, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.12.

“Affiliate Subordinated Debt” means the Parent and the Borrower’s 10% Senior Subordinated Notes, due August 15, 2008, in an original principal amount of $50,000,000.

“Agents” is defined in the preamble.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest  1/100 of 1%) equal to the higher of (i) the Base Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus ½ of 1%. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will promptly notify the Borrower and the Lenders of changes in the Alternate Base Rate; provided, that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

“Applicable Commitment Fee Margin” means, as of any date of determination, (i) at all times prior to the date of delivery of the Compliance Certificate (pursuant to clause (c) of Section 7.1.1) for the second Fiscal Quarter ended after the Closing Date, 0.50%, and (ii) at all times thereafter, the applicable percentage set forth below determined by reference to the Total Leverage Ratio as certified in the most recent Compliance Certificate delivered as of such date pursuant to such clause (c) of Section 7.1.1, as follows:

If the Total Leverage Ratio is:	Then the Applicable Commitment Fee Margin is:
> 3.50:1	0.50%
< 3.50:1	0.375%

Changes in the Applicable Commitment Fee Margin resulting from a change in the Total Leverage Ratio shall become effective upon delivery by the Parent to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Parent fails to deliver a Compliance Certificate on or before the date specified for such delivery in clause (c) of Section 7.1.1, the Applicable Commitment Fee Margin from and including the 51st (or 96th, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Parent delivers to the Administrative Agent a Compliance Certificate shall be the highest Applicable Commitment Fee Margin set forth above.

“Applicable Margin” means the following:

(a) With respect to (i) all Term Loans maintained as Base Rate Loans, 1.75%, and (ii) all Term Loans maintained as LIBO Rate Loans, 2.75%.

(b) With respect to all Revolving Loans, the applicable percentage set forth below determined by reference to the Total Leverage Ratio as certified in the most recent Compliance Certificate delivered as of such date pursuant to clause (c) of Section 7.1.1; provided, however, that at all times prior to the date of delivery of the Compliance Certificate (pursuant to clause (c) of Section 7.1.1) for the second Fiscal Quarter ended after the Closing Date, the Applicable Margin shall be (i) 1.00%, in the case of Revolving Loans maintained as Base Rate Loans, and (ii) 2.00% in the case of Revolving Loans maintained as LIBO Rate Loans.

If the Total Leverage Ratio is:	Then the Applicable Margin For Base Rate Loans is:	Then the Applicable Margin For LIBO Rate Loans is:
> 4.50:1	1.50%	2.50%
> 4.00:1 < 4.50:1	1.25%	2.25%
> 3.50:1 < 4.00:1	1.00%	2.00%
> 3.00:1 < 3.50:1	.75%	1.75%
<3.00:1	.50%	1.50%

Changes in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective upon delivery by the Parent to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Parent fails to deliver a Compliance Certificate on or before the date specified for such delivery in clause (c) of Section 7.1.1, the Applicable Margin from and including the 51st (or 96th, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Parent delivers to the Administrative Agent a Compliance Certificate shall be the highest Applicable Margin set forth above.

“Approved Fund” means any Person (other than a natural Person) that (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (ii) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuers pursuant to Section 5.1.1.

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

“Base Rate” means, at any time, the rate of interest then most recently announced or established by Citibank, N.A. in New York as its prime rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by Citibank, N.A. or the Administrative Agent in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Borrower” is defined in the preamble.

“Borrowing” means Loans made hereunder which are of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request.

“Borrowing Request” means a request and certificate for a Loan which has been duly executed by an Authorized Officer of the Borrower and is substantially in the form of Exhibit B-1 hereto.

“Business Day” means (i) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York, and (ii) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate amount of (i) all expenditures of the Parent and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (ii) Capitalized Lease Liabilities incurred by the Parent and its Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, all shares of capital stock or equivalent shares, interests, participations or similar equivalents, including options, warrants and the like (however designated, whether voting or non-voting), whether now outstanding or issued after the Closing Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, should be classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company);

(c) any certificate of deposit, cash demand deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either (i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or (ii) any Lender; or

(d) debt instruments of a domestic issuer that mature in one year or less and that are rated A2 or higher by Moody’s or A or higher by S&P on the date of acquisition of such investment.

“Casualty Event” means, with respect to any Person, the damage, destruction or condemnation, as the case may be, of any property of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means

(a) the failure of the Permitted Holders at any time to own, directly or indirectly, beneficially, on a fully-diluted, as-if-converted basis, at least 20% of the issued and outstanding Voting Securities of the Parent, free and clear of all Liens which, directly or indirectly, would restrict or prohibit the voting rights of such Permitted Holders with respect to such Voting Securities; or

(b) the failure of the Parent at any time to own, directly or indirectly, beneficially and of record, on a fully-diluted, as-if-converted basis, 100% of the outstanding Capital Securities of the Borrower, in each case free and clear of all Liens (other than Liens granted under a Loan Document); or

(c) the failure of the Parent to own, directly or indirectly, beneficially and of record, on a fully-diluted, as-if-converted basis, 51% of the outstanding Voting Securities of GPH and each Subsidiary Guarantor at all times that GPH or such Subsidiary, as the case may be, is a Guarantor, free and clear of all Liens (other than Liens granted pursuant to a Loan Document); or

(d) any Person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities representing more than 30% of the Voting Securities of the Parent on a fully-diluted, as-if-converted basis; or

(e) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(f) the occurrence of any “Change of Control” or similar term under (and as defined in) any Sub Debt Document.

“Closing Date” means the date of the initial Credit Extension hereunder which shall not be later than February 28, 2002.

“Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Parent and the Borrower, substantially in the form of Exhibit D hereto.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Co-Documentation Agent” is defined in the preamble.

“Commitment” means, as the context may require, (i) a Lender’s Term Loan Commitment or Revolving Loan Commitment, (ii) an Issuer’s Letter of Credit Commitment or (iii) the Swing Line Lender’s Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Term Loan Commitment Amount, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount.

“Commitment Letter” means the commitment letter (together with the term sheet annexed thereto), dated January 31, 2002, among the Lead Arrangers, the Borrower and the Parent.

“Commitment Termination Date” means, as the context may require, the Term Loan Commitment Termination Date or the Revolving Loan Commitment Termination Date.

“Commitment Termination Event” means

(a) the occurrence of any Event of Default with respect to the Parent or the Borrower described in clauses (a) through (d) of Section 8.1.9; or

(b) the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Parent, substantially in the form of Exhibit E hereto.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise is or becomes contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall

(subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit C to the Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Credit Extension” means, as the context may require, (i) the making of a Loan by a Lender, or (ii) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.

“CSFB” is defined in the preamble.

“Debt for Borrowed Money” means, with respect to any Person, Indebtedness of such Person of a type described in clause (a), (b) or (c) of the definition of Indebtedness, or any Contingent Liability of such Person in respect of any such type of Indebtedness incurred or owed by another Person.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Parent’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than any such transfer or conveyance to the Parent, the Borrower or a Subsidiary Guarantor) in a single transaction or series of transactions. Without limiting the foregoing, a Disposition shall include any sale, transfer, issuance or other conveyance of any Capital Securities of any Subsidiary of the Parent other than to the Parent or a wholly–owned Subsidiary of the Parent.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.

“EBITDA” means, for any applicable period, the sum of Net Income for such period, plus, to the extent deducted in determining Net Income during such period, the sum of (i) amounts attributable to amortization (including amortization of issuance costs in respect of Debt for Borrowed Money), (ii) income tax expense, (iii) Interest Expense, (iv) amounts attributable to depreciation of assets and other non-cash expense items, (v) without duplication, fees paid pursuant to Section 5.1.4, and (vi) cash dividends actually paid during such period on the Affiliate Preferred Stock less, to the extent included in determining Net Income during such period, all non-cash components of Net Income for such period (exclusive of any such non-cash components arising in respect of (x) revenue for such period associated with accounts receivable which have been invoiced and have not yet been collected (exclusive of any portion of such accounts receivable as to which bad debt or similar reserves have been established), and (y) the reversal during such period of any portion of reserves accrued in a prior period which were deducted from the calculation of Net Income in such prior period).

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender (so long as such assignment is not made in conjunction with the sale of such Affiliate), (iii) an Approved Fund or (iv) any other Person (other than a natural Person) approved, in the case of this clause (iv), by the Borrower and, with respect to any assignment of the Revolving Loan Commitment, by the Administrative Agent and the Issuer; provided, however, that no such approval by any Person shall be required under this clause (iv) in the event that (x) an Eligible Assignee is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing; provided, further, however, that no approval otherwise required under this clause (iv) shall be unreasonably withheld or delayed.

“Eligible Institution” means a financial institution that has combined capital and surplus of not less than $500,000,000 or its equivalent in foreign currency, whose long-term certificate of deposit or long-term senior unsecured debt is rated “BBB” or higher by S&P and “Baa2” or higher by Moody’s or an equivalent or higher rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“Event of Default” is defined in Section 8.1.

“Excess Cash Flow” means, for any Fiscal Year, the excess, if any, of (x) EBITDA for such Fiscal Year, over (y) the sum of (i) cash Interest Expense actually paid in cash by the Parent and its Subsidiaries during such Fiscal Year, (ii) principal repayments (together with related prepayment premiums or similar charges, if any, in respect thereof) of (x) Term Loans pursuant to clause (a) and (c) of Section 3.1.1, (y) Revolving Loans (other than any such repayments pursuant to clause (d)(v) of Section 3.1.1) up to an aggregate amount of $60,000,000 over the term of this Agreement, and (z) other non-revolving Debt for Borrowed Money permitted hereunder, in each case to the extent actually made, in cash, during such Fiscal Year, (iii) all income Taxes actually paid in cash by the Parent and its Subsidiaries during such Fiscal Year, (iv) Capital Expenditures actually made by the Parent and its Subsidiaries during such Fiscal Year, (v) the amount of the difference, if any (whether positive or negative) in the amount of consolidated working capital of the Parent and its Subsidiaries for such Fiscal Year over the amount of consolidated working capital of the Parent and its Subsidiaries for the immediately preceding Fiscal Year, (vi) Restricted Payments permitted by clauses (b) and (c) of Section 7.2.6 actually made by the Parent during such Fiscal Year, (vii) to the extent not deducted in the calculation of EBITDA, the amount of any cash contributions required by law to be made by the Parent or any of its Subsidiaries to any Pension Plan during such Fiscal Year and (viii) other cash expenses of the Parent and its Subsidiaries during such Fiscal Year that are requested by the Parent to be included in this calculation and which are approved by the Lead Arrangers in their sole but reasonable discretion.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” is defined in the second recital.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the confidential fee letter, dated January 31, 2002, among the Lead Arrangers, the Borrower and the Parent.

“Filing Agent” is defined in Section 5.1.11.

“Filing Statements” is defined in Section 5.1.11.

“Fiscal Quarter” means a quarter ending on the last calendar day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31. References herein or any other Loan Document to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2002 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the Parent or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in the Pledge and Security Agreement).

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means (i) subject to clause (ii) below, with respect to the interpretation of all accounting terms used herein and in each other Loan Document, the calculation of all accounting determinations and computations required to be made hereunder or thereunder (including under Section 7.2.4 and in respect of any defined terms used herein or in any other Loan Document), those U.S. generally accepted accounting principles applied in the preparation of the Parent’s audited consolidated financial statements for the Fiscal Year ended December 31, 2001, copies of which are required to be delivered pursuant to clause (a) of Section 5.1.5, together with all changes in such accounting principles as in effect on January 1, 2002, and (ii) with respect to the financial statements of the Parent required to be delivered pursuant to clauses (a) and (b) of Section 7.1.1 or any similar financial statements of the Parent or any of its Subsidiaries required to be delivered hereunder or under any other Loan Document, U.S. generally accepted accounting principles in effect at the time (or for the period) to which such financial statements relate.

“Golden Properties” means Golden Properties Limited, a Colorado limited partnership.

“GPH” means Graphic Packaging Holdings, Inc., a Colorado corporation, which is (i) a wholly-owned Subsidiary of the Parent and (ii) the direct, 100% parent of the Borrower.

“Granting Bank” has the meaning specified in clause (f) of Section 11.10.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Hazardous Material” means (i) any “hazardous substance”, as defined by CERCLA, (ii) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended, or (iii) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower (i) which is of a “going concern” or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all obligations of such Person (i) arising under Synthetic Leases or (ii) constituting Capitalized Lease Liabilities;

(d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, are included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net Hedging Obligations of such Person;

(f) whether or not included as liabilities on the balance sheet of such Person, (i) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person) and (ii) all indebtedness of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) without duplication, all Contingent Liabilities of such Person in respect of any of the foregoing types of Indebtedness incurred or owed by another Person.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.

“Interest Coverage Ratio” means, as of any date of determination, the ratio, computed for the period consisting of the twelve consecutive calendar months ended on or immediately prior to such date, of the following:

(a) EBITDA (for such twelve month period)

to

(b) Interest Expense of the Parent and its Subsidiaries (for such twelve month period), excluding, to the extent included in Interest Expense, amortization of debt issuance costs relating to the issuance of Debt for Borrowed Money permitted to be incurred hereunder.

“Interest Expense” means, for any Person during any applicable period, (i) the aggregate interest expense, both accrued and paid, of such Person during such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense (in accordance with GAAP) and (ii) the aggregate amount of any dividends paid in cash on any Capital Securities (including, in the case of the Parent, any dividends paid on the Affiliate Preferred Stock) during such period.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4; provided, however, that

(a) no more than 10 Interest Periods may be in effect at any one time;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person, (i) the beneficial ownership by such Person of any Indebtedness or Capital Securities issued or incurred by another Person, or (ii) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of such other Person. The amount of any Investment shall be the stated principal amount (in the case of Debt for Borrowed Money) or capital amount (in the case of Capital Securities), less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“ISP Rules” is defined in Section 11.9.

“Issuance” is defined in Section 7.2.9.

“Issuance Request” means a request and certificate for a Letter of Credit which has been duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.

“Issuer” means LaSalle Bank National Association in its capacity as Issuer of the Letters of Credit. At the request of the Administrative Agent and with the Borrower’s consent (not to be unreasonably withheld or delayed), another Lender or an Affiliate of the Administrative Agent may issue one or more Letters of Credit hereunder.

“Lead Arranger” is defined in the preamble.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit I hereto.

“Lenders” is defined in the preamble and includes any Person which becomes a Lender hereunder pursuant to a Lender Assignment Agreement.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages

(including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against any Agent, Lender, Issuer or any of their respective Affiliates, shareholders, directors, officers, employees, or agents in connection with or arising from (i) any Hazardous Material on, in, under or affecting all or any portion of any property of the Parent or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from any such properties, (ii) any misrepresentation, inaccuracy or breach of any representation or warranty, contained or referred to in Section 6.12, (iii) any violation or claim of violation of any Environmental Law by the Parent or any of its Subsidiaries, or (iv) the imposition of any Lien relating to the payment of damages caused by, or the recovery of any costs for, the cleanup, release or threatened release of Hazardous Material by the Parent or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Parent or any of its Subsidiaries.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment” means the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount of $25,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (i) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (ii) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest  1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Administrative Agent’s LIBOR Office in the London interbank market as at or about 11:00 a.m. London, England time two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the Administrative Agent’s LIBO Rate Loan and for a period approximately equal to such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest  1/100 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 – LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, each Rate Protection Agreement, the Fee Letter, each agreement pursuant to which the Administrative Agent is granted a Lien to secure the Obligations and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan” means, as the context may require, a Revolving Loan, a Term Loan or a Swing Line Loan of any type.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise), or results of operations, performance or prospects of the Parent and its Subsidiaries (taken as a whole), (ii) the rights and remedies of any Secured Party under any Loan Document, (iii) the ability of either the Borrower or the Parent to perform any of its respective Obligations (financial or otherwise) hereunder or under any other Loan Document or (iv) the ability of any other Obligor to perform any of its Obligations (financial or otherwise) hereunder or under any other Loan Documents which inability, when taken together with all of the Obligations of all Obligors (including the Parent and the Borrower), would materially and adversely affect the rights, remedies and benefits of the Secured Parties hereunder and under the other Loan Documents, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” is defined in the preamble.

“Mortgage” means each mortgage, deed of trust or agreement executed and delivered by any Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement in substantially the form of Exhibit H hereto under which a Lien is granted on the real property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards actually received by the Parent or any of its Subsidiaries (or the Administrative Agent on their behalf) in connection with such Casualty Event, net of all reasonable and customary collection expenses thereof, but excluding any such proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by clause (d) of Section 7.2.3 on the property which is the subject of such Casualty Event.

“Net Debt Proceeds” means, with respect to the sale or issuance by the Parent or any of its Subsidiaries of any Indebtedness to any other Person after the Closing Date which is not expressly permitted by Section 7.2.2, the excess of (i) the gross cash proceeds actually received by such Person from such sale or issuance, over (ii) all reasonable and customary arranging or underwriting fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and expenses actually incurred in connection with such sale or issuance other than any such fees, commissions or disbursements paid to Affiliates of such Person in connection therewith.

“Net Disposition Proceeds” means the excess of (i) the gross cash proceeds actually received by the Parent or any of its Subsidiaries from any Disposition (other than a Disposition permitted pursuant to clause (a), (b) or (d) of Section 7.2.11), together with any cash actually received (but only when received) in respect of promissory notes or other non-cash consideration previously delivered to the Parent or any of its Subsidiaries in respect of any such Disposition, over (ii) the sum of (w) all reasonable and customary legal, investment banking, brokerage and accounting and other professional fees, sales commissions and expenses and other reasonable and customary closing costs and expenses actually incurred in connection with such Disposition, (x) all taxes actually paid or estimated by the Parent or such Subsidiary to be payable in cash within the next 12 months in connection with such Disposition, (y) all payments made by the Parent or such Subsidiary to retire Indebtedness (other than the Credit Extensions) where payment of such Indebtedness is required in connection with such Disposition and (z) liability reserves established by the Parent or such Subsidiary in respect of such Disposition in accordance with GAAP; provided, however, that (A) if the amount of any estimated taxes pursuant to clause (x) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds, and (B) to the extent any such reserves described in clause (z) are not fully used at the end of the applicable period for which such reserves were established, such unused portion of such reserves shall constitute Net Disposition Proceeds deemed received as of the last day of such applicable period.

“Net Equity Proceeds” means with respect to any Issuance occurring after the Closing Date by the Parent to any Person of its Capital Securities, warrants or options or the exercise of any such warrants or options, the excess of (i) the gross cash proceeds actually received by or on behalf of the Parent in connection with such Issuance, over (ii) all reasonable and customary arranging or underwriting fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and expenses actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Parent in connection therewith.

“Net Income” means, for any period, consolidated net income of the Parent and its Subsidiaries for such period (exclusive of (x) extraordinary gains and extraordinary losses and (y) other gains or losses on Dispositions).

“Net Proceeds” means, as the context may require, either Net Casualty Proceeds, Net Disposition Proceeds or Net Equity Proceeds.

“Newnan Facility” means all of the real property, buildings, fixtures, trade fixtures, and personal property and the like owned by the Borrower and located in, on or around, or used primarily in connection with the operations at 76 Sprayberry Road, Newnan, County of Cowetta, State of Georgia.

“No More Favorable Terms And Conditions” means, with respect to any refinancing or other replacement of the Indebtedness in respect of the 8 5/8% Subordinated Notes or the Indebtedness permitted to be incurred by clause (h)(ii) of Section 7.2.2, (i) such Indebtedness has a maturity date no earlier than the maturity date of the 8 5/8% Subordinated Notes, (ii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the 8 5/8% Subordinated Notes, (iii) such Indebtedness is subordinated to the Obligations to the same or greater extent as the 8 5/8% Subordinated Notes and (iv) such Indebtedness contains covenants, events of default, remedies, acceleration rights, amortization schedules and other material terms that (x) are no more favorable to the holders of such Indebtedness than the similar terms contained in the 8 5/8% Subordinated Notes and (y) no less favorable to the Secured Parties under the Loan Documents as of the date of such refinancing or replacement.

“Non-Excluded Taxes” means, with respect to any Secured Party, any Taxes other than franchise taxes and other Taxes on or measured by the net income imposed upon such Secured Party by any Governmental Authority.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means, as the context may require, a Revolving Note, a Term Note or a Swing Line Note.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document, including Rate Protection Agreements required pursuant to Section 7.1.8, Additional Terms Loans, if any, pursuant to Section 2.1.4, Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans and Reimbursement Obligations and solely for the purposes of the Pledge and Security Agreement, “Obligations” shall include the Hedging Arrangements set forth in Schedule IV.

“Obligor” means, as the context may require, the Borrower and each other Person (other than a Secured Party) obligated under any Loan Document.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by–laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Parent” is defined in the preamble.

“Participant” is defined in Section 11.10.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit A to the Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Parent or any corporation, trade or business that is, along with the Parent, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, as the context may require, any Lender’s Revolving Loan Percentage or Term Loan Percentage.

“Permitted Acquisition” means the acquisition by the Parent or any Subsidiary from any Person of a business (whether pursuant to an acquisition of Capital Securities, assets or otherwise) in which the following conditions are satisfied:

(a) immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 7.1.8 (if applicable), Section 7.2.1 and clause (b) of Section 7.2.10); and

(b) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate (prepared in accordance with clause (b) of Section 1.4) for the period of twelve consecutive calendar months ended immediately prior to such acquisition, which certificate shall be prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1, shall give pro forma effect (as of the first day of such period) to the consummation of such acquisition, and shall evidence compliance with the covenants set forth in Section 7.2.4 for such twelve-month period.

“Permitted Holders” shall mean (i) any descendants of Adolph Coors, Sr., including any spouse of any such descendant, (ii) any trust, the primary beneficiaries of which are descendants of Adolph Coors, Sr. or spouses of such descendants, (iii) the trustee of any such trust (acting in such capacity) and (iv) any other Person whose management or policies are directed (whether by contract, ownership or otherwise), directly or indirectly, solely by one or more Persons described in clauses (i), (ii) or (iii) above.

“Permitted Purpose” means:

(a) With respect to any Net Casualty Proceeds, the use of such proceeds, to the extent permitted pursuant to clause (d)(iii) of Section 3.1.1, for the purpose of repairing or replacing any assets or property which has been lost or damaged as a result of the Casualty Event which has given rise to such Net Casualty Proceeds.

(b) With respect to any Net Disposition Proceeds, the use of such proceeds, to the extent permitted pursuant to clause (d)(ii) of Section 3.1.1, for the purpose of acquiring assets or properties.

(c) With respect to Net Equity Proceeds, the use of such proceeds, to the extent permitted pursuant to clause (d)(i) of Section 3.1.1, as all or part of the cash portion of the consideration for a Permitted Acquisition.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by an Authorized Officer of the Borrower and each Guarantor, substantially in the form of Exhibit G hereto, together with any supplemental Foreign Pledge Agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Pledged Subsidiary” means each Subsidiary of the Parent in respect of which the Administrative Agent has been granted a security interest in or a pledge of (i) any of the Capital Securities issued by Subsidiary or (ii) any intercompany notes of such Subsidiary owing to the Parent, the Borrower or another Subsidiary of the Parent.

“Qualified By Materiality” means any representation, warranty, covenant or other term or provision set forth herein or in any Loan document which is qualified by the concept of Material Adverse Effect, a materiality standard or a similar qualification.

“Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the Parent or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Refinancing” is defined in the second recital.

“Refunded Swing Line Loans” is defined in clause (b) of Section 2.3.2.

“Register” is defined in clause (c) of Section 2.7.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Release” means a “release”, as such term is defined in CERCLA.

“Required Lenders” means, at any time, Lenders holding greater than 50% of the Total Exposure Amount.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in common stock of the Parent or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Parent or any Subsidiary or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the Parent or any Subsidiary or otherwise.

“Revolving Lender” means, as of any time of determination, any Lender which (i) holds outstanding Revolving Loans or (ii) has a Revolving Loan Percentage pursuant to Schedule II hereto or pursuant to a Lender Assignment Agreement which, in either case, is greater than 0%.

“Revolving Loan” is defined in Section 2.1.1.

“Revolving Loan Commitment” is defined in clause (a) of Section 2.1.1.

“Revolving Loan Commitment Amount” means, on any date, $275,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Revolving Loan Commitment Termination Date” means the earliest of (i) February 28, 2002 (if the initial Credit Extension has not occurred on or prior to such date), (ii) the fifth anniversary of the Closing Date, (iii) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement, and (iv) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in the preceding clauses (iii) or (iv), the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loan Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 11.10. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.

“Revolving Note” means a promissory note of the Borrower payable to any Revolving Lender, in the form of Exhibit A–1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc.

“Sale and Leaseback Transaction” is defined in Section 7.2.15.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, each of the Issuers, each of the Agents, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and, solely for purposes of the Pledge and Security Agreement, each counterparty to a Hedging Obligation set forth in Schedule IV, together, in each case, with each of their respective successors, transferees and assigns.

“Senior Debt” means Total Debt less outstanding Subordinated Debt.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of

(a) the aggregate principal amount of Senior Debt outstanding on such date to

(b) EBITDA for the period consisting of twelve consecutive calendar months ended on or immediately prior to such date.

“Solvent” means, with respect to any Person and its Subsidiaries on any date of determination, on such date (i) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, and (iv) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in business or transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in clause (f) of Section 11.10.

“Specified Percentage” means, at any time of determination with respect to a mandatory prepayment or commitment reduction in respect of Excess Cash Flow pursuant to clause (e) of Section 3.1.1, (i) if the Total Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent was greater than 4.0:1, 75%, (ii) if the Total Leverage Ratio set forth in such Compliance Certificate was less than or equal to 4.0:1 but greater than or equal to 3.0:1, 50% and (iii) if the Total Leverage Ratio set forth in such Compliance Certificate was less than 3.0:1, -0-% (zero percent).

“Stated Amount” means, on any date and with respect to any Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means (i) with respect to all Term Loans, the seventh anniversary of the Closing Date, and (ii) with respect to all Revolving Loans, Swing Line Loans, Letters of Credit and Reimbursement Obligations, the fifth anniversary of the Closing Date; provided, however, that Term Loans made pursuant to an Additional Term Loan Commitment, if any, shall have a Stated Maturity Date as may be mutually agreed upon pursuant to Section 2.1.4.

“Sub Debt Documents” means, collectively, the 8 5/8% Subordinated Note Indenture, and any other indenture, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of any Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.12.

“Subject Property” means any real property acquired or sold by the Parent, the Borrower or any Subsidiary Guarantor in connection with a proposed or contemplated Sale and Leaseback Transaction.

“Subordinated Debt” means the 8 5/8% Subordinated Notes and any other Debt for Borrowed Money which, by its terms, is subordinated in right of payment to the Obligations.

“Subordination Provisions” is defined in Section 8.1.11.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Subsidiary of the Parent” (and any derivatives thereof) means any direct or indirect Subsidiary of the Parent, including the Borrower, but excluding Golden Properties.

“Subsidiary Guarantor” means each Subsidiary of the Parent set forth on Schedule V, each other U.S. Subsidiary of the Parent required to execute a supplement to the Subsidiary Guaranty pursuant to Section 7.1.8 and, upon the mutual agreement of the Borrower and the Lead Arrangers, any other Subsidiary of the Parent; provided, however, that any Foreign Subsidiary which becomes a Subsidiary Guarantor shall be treated as if it was a U.S. Subsidiary for purposes of Section 7.1.8.

“Subsidiary Guaranty” means the guaranty executed and delivered by each Subsidiary Guarantor pursuant to the terms of this Agreement, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Successful Syndication” means the date on which the Revolving Loan Commitment of each Lead Arranger is less than or equal to $30,000,000 and the Term Loan Commitment of each Lead Arranger is less than or equal to $10,000,000.

“Swing Line Lender” means, subject to the terms of this Agreement, the Administrative Agent.

“Swing Line Loan” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment Amount” means, on any date, $20,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Syndication Agent” is defined in the preamble.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Lender” means, as of any time of determination, any Lender which (i) holds outstanding Term Loans or (ii) has a Term Loan Percentage pursuant to Schedule II hereto or pursuant to a Lender Assignment Agreement which, in either case, is greater than 0%.

“Term Loan” is defined in Section 2.1.3, and, if applicable, includes any Loan made under or pursuant to any Additional Term Loan Commitment pursuant to Section 2.1.4.

“Term Loan Commitment” is defined in Section 2.1.3, and, if applicable, includes any Loan made under or pursuant to any Additional Term Loan Commitment extended pursuant to Section 2.1.4.

“Term Loan Commitment Amount” means, on any date, $175,000,000, as such amount may be increased from time to time pursuant to Section 2.1.4.

“Term Loan Commitment Termination Date” means, with respect to all Term Loans other than Term Loans, if any, made under any Additional Term Loan Commitment, the earliest of (i) the Closing Date (immediately after the making of the Term Loans on such date), and (ii) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described above, the Term Loan Commitments shall terminate automatically and without any further action.

“Term Loan Percentage” means, relative to any Lender, the applicable percentage relating to Term Loans set forth opposite its name on Schedule II hereto under the Term Loan Commitment column or set forth in a Lender Assignment Agreement under the Term Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 11.10. A Lender shall not have any Term Loan Commitment if its percentage under the Term Loan Commitment column is zero.

“Term Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such

Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Rate Protection Agreements have been terminated and all Commitments shall have terminated.

“Total Debt” means, on any date of determination, the outstanding principal amount of all Debt for Borrowed Money of the Parent and its Subsidiaries on such date.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of all Commitments.

“Total Leverage Ratio” means, as of any date of determination, the ratio of

(a) the aggregate principal amount of Total Debt outstanding on the such date to

(b) EBITDA for the period consisting of twelve consecutive calendar months ended on or immediately prior to such date.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form of Exhibit B to the Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Transactions” is defined in the third recital.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non–perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non–perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States or a state thereof.

“Valuation Amount” means, with respect to any real property, the fair market value of such real property.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“wholly-owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Parent.

SECTION 1.2.    Use of Defined Terms.     Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have the same meanings when used in any other Loan Document and in the Disclosure Schedule.

SECTION 1.3.     Cross-References.     Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4.     Accounting and Financial Determinations.     (a) Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Parent and its Subsidiaries, in each case without duplication, and shall be appropriately adjusted to take into account any minority ownership interests in the assets, Subsidiaries or businesses of the Parent and its Subsidiaries. The Parent shall not change its Fiscal Year without the consent of the Lead Arrangers.

(b) As of any date of determination, for purposes of determining the Interest Coverage Ratio, Senior Leverage Ratio, Total Leverage Ratio (and any financial calculations required to be made or included within such ratios, or required for purposes of preparing any Compliance Certificate to be delivered pursuant to clause (b) of the definition of “Permitted Acquisition”), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or Disposed of by the Parent or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Parent on a pro forma basis in accordance with GAAP, which determination may, with the prior written consent of the Lead Arrangers, include one-time adjustments or reductions in costs, if any, directly attributable to any such permitted Disposition or Permitted Acquisition, as the case may be, in each case (i) calculated in accordance with Regulation S-X of the Securities Act of 1933, as amended, for the period of twelve consecutive calendar months ended on or immediately prior to the date of determination of any such ratios and (ii) giving effect to any such Permitted Acquisition or permitted Disposition as if it had occurred on the first day of such twelve-month period.

(c) If the Borrower or any Lead Arranger determines that a change in GAAP has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the Lead Arrangers not later than sixty days after the end of the Fiscal Quarter during which such change in GAAP becomes effective, request renegotiation of the financial covenants affected by such change. If the Borrower and the Required Lenders have not agreed on revised covenants within thirty days after delivery of such notice, then, for purposes of this Agreement, GAAP will have the meaning set forth in clause (i) of the definition of “GAAP”.

ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT

SECTION 2.1.     Commitments.     On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.

SECTION 2.1.1.     Revolving Loan Commitment and Swing Line Loan Commitment.

(a) From time to time on any Business Day occurring from and after the Closing Date to but excluding the Revolving Loan Commitment Termination Date, each Revolving Lender hereby commits to make loans (“Revolving Loans”) to the Borrower equal to such Revolving Lender’s Revolving Loan Percentage of the aggregate principal amount of each Borrowing of Revolving Loans requested by the Borrower to be made on such day. The commitment of each Revolving Lender described in this clause is herein referred to as its “Revolving Loan Commitment”.

(b) From time to time on any Business Day occurring from and after the Closing Date to but excluding the Revolving Commitment Termination Date, the Swing Line Lender hereby commits to make loans (its “Swing Line Loans”) to the Borrower equal to the principal amount of the Swing Line Loan requested by the Borrower to be made on such day. The Commitment of the Swing Line Lender described in this clause is herein referred to as its “Swing Line Loan Commitment”.

(c) On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans. No Revolving Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Revolving Lender, together with such Lender’s Revolving Loan Percentage of the aggregate outstanding principal amount of all Swing Line Loans and Letter of Credit Outstandings of such Revolving Lender, would exceed such Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount. Furthermore, the Swing Line Lender shall not be permitted or required to make Swing Line Loans if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount or (ii) the sum of all Swing Line Loans and Revolving Loans made by the Swing Line Lender plus the Swing Line Lender’s Revolving Loan Percentage of the aggregate amount of Letter of Credit Outstandings would exceed the Swing Line Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount.

SECTION 2.1.2.     Letter of Credit Commitment.     From time to time on any Business Day occurring from and after the Closing Date to but excluding the Revolving Loan Commitment Termination Date, the Issuer hereby commits (i) to issue one or more standby letters of credit (relative to such Issuer, its “Letter of Credit”) for the account of the Borrower or any Guarantor in the Stated Amount requested by the Borrower on such day, or (ii) to extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder. No Stated Expiry Date shall extend beyond the earlier of (x) one Business Day prior to the Stated Maturity Date of the Revolving Loans and (y) unless otherwise agreed to by the Issuer in its reasonable sole discretion, one year from the date of such extension. No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto, (A) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (B) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the Revolving Loan Commitment Amount.

SECTION 2.1.3.     Term Loan Commitment.     In a single Borrowing on the Closing Date, each Term Lender commits to make a loan (a “Term Loan”) to the Borrower equal to such Term Lender’s Term Loan Percentage of the aggregate principal amount of the Borrowing of Term Loans requested by the Borrower to be made on such day. The commitment of each Term Lender described in this clause is herein referred to as its “Term Loan Commitment”. No amounts paid or prepaid with respect to Term Loans may be reborrowed.

SECTION 2.1.4.     Additional Term Loan Commitments.     At any time that no Default has occurred and is continuing, the Borrower may, by written notice to the Lead Arrangers, request that the Lead Arrangers arrange for up to $150,000,000 in aggregate principal amount of additional commitments to make Term Loans (any such commitment by a Lender or another financial institution being an “Additional Term Loan Commitment”). If the Lead Arrangers (in their reasonable discretion) consent to such request, after mutually agreeing with the Borrower upon the structure and terms of such Additional Term Loan Commitments (including as to the fees, Applicable Margin, tenor, amortization and whether such commitment will, in whole or in part, constitute a new tranche of Loans; provided that the covenants governing the new Loans shall be no more restrictive than those in this Agreement), each Lead Arranger will agree (severally and not jointly) to use commercially reasonable efforts to arrange for some or all of the Lenders or other financial institutions (reasonably acceptable to the Borrower) not parties to this Agreement (each an “Additional Term Lender”) to provide such Additional Term Loan Commitments. Alternatively, the Lead Arrangers may commit to provide the full amount of the requested Additional Term Loan Commitments and then offer portions of such Additional Term Loan Commitments to other Lenders or other financial institutions (reasonably acceptable to the Borrower). Nothing contained in this Section or otherwise in this Agreement commits or is intended to commit any Lead Arranger, any Agent or any Lender to provide any portion of such Additional Term Loan Commitments. If and to the extent that any Lenders and/or other financial institutions agree, in their sole discretion, to provide any such Additional Term Loan Commitments, (i) the Term Loan Commitment Amount shall be increased by the amount of the Additional Term Loan Commitments agreed to be so provided, (ii) the Term Loan Percentages of each Term Lender shall be proportionally adjusted to give effect to such increase and, if applicable, the addition of new financial institutions as Term Lenders hereunder, (iii) the Borrower shall execute and deliver any additional Term Notes, Lender Assignment Agreements or other amendments or modifications to this Agreement or any other Loan Document as the Lead Arrangers may reasonably request, and (iv) any term or provision hereof or of any other Loan Document to the contrary notwithstanding, increases to the Term Loan Commitments, changes to the Term Loan Percentages and other similar modifications to this Agreement or any other Loan Document required to provide for the Additional Term Loan Commitments pursuant to this Section (including amendments and modifications required to create a new tranche of Term Loans, if applicable) may be made by the Borrower, the Lead Arrangers and the Additional Term Lenders participating in the Additional Term Loan Commitments without the need or requirement of Required Lender consent or approval. The Lead Arrangers shall be the sole arrangers of any Additional Term Loan Commitments.

SECTION 2.2.    Reduction of Commitment Amounts.    The Borrower may, at its option, reduce the Revolving Loan Commitment Amount, and the Revolving Loan Commitment Amount shall be automatically reduced, in each case as set forth below.

SECTION 2.2.1.    Optional Reductions.    The Borrower may, from time to time on any Business Day occurring after the Closing Date, voluntarily reduce the amount of the Revolving Loan Commitment Amount, the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount effective as of a Business Day specified in writing by the Borrower; provided, however, that all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, and any partial reduction of the Revolving Loan Commitment Amount shall be in a minimum amount of $2,000,000 and in an integral multiple of $1,000,000. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the sum of (i) the Swing Line Loan Commitment Amount and (ii) the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and/or Letter of Credit Commitment Amount (as directed by the Borrower in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Swing Line Lender or any Issuer.

SECTION 2.2.2.    Mandatory Reductions.    Subject to the proviso in clause (b) of Section 3.1.2, following the prepayment in full of the Term Loans, the Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced on the date the Term Loans would otherwise have been required to be prepaid with any prepayment of the Term Loans made pursuant to clauses (d) or (e) of Section 3.1.1 hereof, in an amount equal to the amount by which the Term Loans would have been required to be prepaid, pursuant to such clause (d) or (e) if Term Loans had been outstanding.

SECTION 2.3.    Borrowing Procedures.    Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

SECTION 2.3.1.    Revolving Loans and Term Loans.    In the case of any Loans other than Swing Line Loans, by delivering a Borrowing Request to the Administrative Agent on or before 11:30 a.m. on a Business Day, the Borrower may from time to time irrevocably request, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made by the applicable Lenders. LIBO Rate Loans will be made in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, and Base Rate Loans will be made in a minimum amount of $1,000,000 and an integral multiple of $500,000 or, in either case, in an amount equal to the unused amount of the applicable Commitment; provided, however, until the earlier of (i) the date on which the Lead Arrangers have determined that a Successful Syndication has been achieved and (ii) March 31, 2002, all Loans will bear interest as Base Rate Loans. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. In the case of any Loans other than Swing Line Loans, each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent, on or before 12:30 p.m. on the date of Borrowing, same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. Neither the Administrative Agent’s nor any Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.3.2.    Swing Line Loans.    (a) By telephonic notice to the Swing Line Lender on or before 12:00 noon on a Business Day (followed on such day by the delivery of a confirming Borrowing Request), the Borrower may from time to time irrevocably request that Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of $500,000 and an integral multiple of $100,000. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender to the Borrower by wire transfer to the account the Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Swing Line Lender.

(b) If (i) any Swing Line Loan shall be outstanding for more than four Business Days, (ii) any Swing Line Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan be made, or (iii) any Default shall occur and be continuing, then each Revolving Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Loan Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”). On or before 12:30 p.m. on the first Business Day following receipt by each Revolving Lender of a request to make Revolving Loans as provided in the preceding sentence, each Revolving Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the Revolving Lenders make the above referenced Revolving Loans the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Revolving Loan Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become outstanding under such Revolving Lender’s Revolving Note and shall no longer be owed under the Swing Line Note. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made. Each Revolving Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of any Loan Document by any Person or any amendment or other modification to this Agreement or any other Loan Document; or (vi) any other circumstance, occurrence or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.4.    Continuation and Conversion Elections.    By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

SECTION 2.5.    Funding.    Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.6.    Issuance Procedures, etc.    By delivering to the Administrative Agent an Issuance Request on or before 11:30 a.m. on a Business Day, the Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that an Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Borrower and approved by such Issuer, solely for the purposes described in Section 7.1.7. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (i) one Business Day prior to the Stated Maturity Date of the Revolving Loans or (ii) (unless otherwise agreed to by an Issuer, in its reasonable sole discretion), one year from the date of its issuance. Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues. The Borrower hereby guarantees the prompt payment (and not collection) in full in cash of all Reimbursement Obligations in respect of all Letters of Credit issued for the account of any eligible Obligor other than the Borrower, which guaranty is absolute and unconditional and shall not be affected by any circumstance (other than the gross negligence or willful misconduct of the Issuer) including (i) any set-off, counterclaim, recoupment, suretyship defense or other right which the Borrower may have against the Issuer of such Letter of Credit any Lender, any Obligor or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the issuance of such Letter of Credit or any drawing upon such Letter of Credit; (v) any breach of any Loan Document by any Person or any amendment or other modification to this Agreement or any other Loan Document; or (vi) any other circumstance, occurrence or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.6.1.    Other Lenders’ Participation.    Upon the issuance of each Letter of Credit, and without further action, each Revolving Lender (other than such Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage to make Revolving Loans, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Revolving Lender shall, to the extent of its Percentage to make Revolving Loans, be responsible for reimbursing within one Business Day the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.6.3. In addition, such Revolving Lender shall, to the extent of its Percentage to make Revolving Loans, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.2 with respect to each Letter of Credit (other than the issuance fees payable to an Issuer of such Letter of Credit pursuant to clause (ii) of Section 3.3.2) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Revolving Lender has reimbursed any Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

SECTION 2.6.2.    Disbursements.    An Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 12:30 p.m. on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent, for the account of the applicable Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Revolving Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Guarantor).

SECTION 2.6.3.    Reimbursement.    The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse an Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse an Issuer, each Revolving Lender’s obligation under Section 2.6.1 to reimburse an Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Revolving Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against an Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuer.

SECTION 2.6.4.    Deemed Disbursements.    Upon the occurrence and during the continuation of any Default under Section 8.1.9 with respect to the Parent or the Borrower or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default, (i) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed), and (ii) the Borrower shall be immediately obligated to reimburse the Issuers for the amount deemed to have been so paid or disbursed by such Issuers. Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.

SECTION 2.6.5.    Nature of Reimbursement Obligations.    The Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Revolving Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Revolving Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put such Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be.

SECTION 2.7.    Notes.    (a) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, constitute prima facie evidence and shall be binding on each Obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

(b) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 11.10. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall constitute prima facie evidence and shall be binding on the Borrower absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 11.10. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1.    Repayments and Prepayments; Application.    The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1.    Repayments and Prepayments.    The Borrower shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a) From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

(i) Loans (other than Swing Line Loans); provided, however, that (x) any such prepayment of the Term Loans shall be made pro rata among Term Loans of all Lenders of the same type and, if applicable, having the same Interest Period (with the amount of such prepayment of the Term Loans being applied to the remaining Term Loan amortization payments, in inverse order of maturity), and any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of all Lenders of the same type and, if applicable, having the same Interest Period; (y) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (z) all such voluntary partial prepayments shall be in an aggregate minimum amount of (x) $5,000,000 and an integral multiple of $1,000,000 in the case of Term Loans and (y) $2,000,000 and an integral multiple of $1,000,000 in the case of Revolving Loans; and

(ii) Swing Line Loans; provided, however, that (x) all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m. on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); and (y) all such voluntary partial prepayments shall be in an aggregate minimum amount of $500,000 and an integral multiple of $100,000.

(b) On each date when the sum of (i) the aggregate outstanding principal amount of all Revolving Loans (without duplication) and Swing Line Loans and (ii) (without duplication) the aggregate amount of all Letter of Credit Outstandings exceeds the

Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrower shall make a mandatory prepayment of Revolving Loans or Swing Line Loans (or both) and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(c) On the Stated Maturity Date and on each Quarterly Payment Date occurring during any period set forth below, the Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term Loans in an amount equal to the amount set forth below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable (as such amounts may be reduced as a result of Section 3.1.2 or increased in accordance with Section 2.1.4):

Payment Date	Amount of Required Principal Repayment
Each Quarterly Payment Date from the Closing Date through (and including) 12/31/08	$437,500
The Stated Maturity Date	$162,750,000 or the then outstanding aggregate principal amount of the Term Loans

(d) Concurrently with the receipt by the Parent or any of its Subsidiaries of any Net Equity Proceeds, Net Disposition Proceeds, Net Casualty Proceeds or Net Debt Proceeds, the Borrower shall be obligated to make mandatory prepayments of the Loans, as set forth below and each such prepayment shall be applied as set forth in Section 3.1.2:

(i) Net Equity Proceeds.    In the event the Parent receives any Net Equity Proceeds, the Parent shall deliver to the Administrative Agent a calculation of the amount of such Net Equity Proceeds, and the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 75% of such Net Equity Proceeds; provided, however, that, upon written notice by the Parent to the Administrative Agent not less than 30 Business Days following receipt of any such Net Equity Proceeds, an aggregate amount of up to $100,000,000 of such proceeds over the term of this Agreement may be retained by the Parent (and be excluded from the prepayment requirements of this clause) if (x) the Parent informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of its Subsidiaries to apply) such excluded Net Equity Proceeds for Permitted Acquisitions and (y) within 180 days following receipt of any such Net Equity Proceeds, such proceeds are paid or applied as cash consideration in respect of one or more Permitted Acquisitions. The amount of any such Net Equity Proceeds unused after such 180 day period shall be applied to the Loans as set forth herein and in Section 3.1.2. Subject to clause (d)(v) of this Section 3.1.1, at any time after receipt of any Net Equity Proceeds but prior to the application thereof to a mandatory prepayment or in respect of a Permitted Acquisition as described above, upon written demand by the Administrative Agent (in its reasonable discretion) to the Parent and the Borrower, the Parent shall (or shall cause Borrower to) deposit an amount equal to such Net Equity Proceeds into a cash collateral account maintained with (and reasonably satisfactory to) the Administrative Agent for the benefit of the Secured Parties (and over which the Administrative Agent shall have sole dominion and control) pending such application as a prepayment or to be released as requested by the Borrower in respect of a Permitted Acquisition. Amounts deposited in such cash collateral account shall be invested in Cash Equivalent Investments, as directed by the Parent.

(ii)     Net Disposition Proceeds.     In the event the Parent or any of its Subsidiaries receives any Net Disposition Proceeds, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds, and, to the extent the aggregate amount of such proceeds received by the Parent and its Subsidiaries in any period of twelve consecutive calendar months since the Closing Date exceeds $1,000,000, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds; provided, however, that, upon written notice by the Parent to the Administrative Agent not less than 30 Business Days following receipt of any Net Disposition Proceeds, an aggregate amount of up to $15,000,000 (as such amount may be increased with the consent of the Required Lenders) of such proceeds in any Fiscal Year may be retained by the Parent and its Subsidiaries (and be excluded from the prepayment requirements of this clause) if (x) the Parent informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of its Subsidiaries to apply) such Net Disposition Proceeds to the acquisition of other assets or properties in the U.S. consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment), and (y) within 180 days following the receipt of such Net Disposition Proceeds, such proceeds are applied or committed to such acquisition. The amount of such Net Disposition Proceeds unused or uncommitted after such 180 day period shall be applied to the Loans as set forth in Section 3.1.2. Subject to clause (d)(v) of this Section 3.1.1, at any time after receipt of any such Net Disposition Proceeds in excess of $1,000,000 but prior to the application thereof to a mandatory prepayment or the acquisition of other assets or properties as described above, upon written demand by the Administrative Agent (in its reasonable discretion) to the Parent and the Borrower, the Parent shall (or shall cause the Borrower to) deposit an amount equal to such Net Disposition Proceeds into a cash collateral account maintained with (and reasonably satisfactory to) the Administrative Agent for the benefit of the Secured Parties (and over which the Administrative Agent shall have sole dominion and control) pending such application as a prepayment or to be released as requested by the Borrower in respect of such acquisition. Amounts deposited in such cash collateral account shall be invested in Cash Equivalent Investments, as directed by the Parent.

(iii)     Net Casualty Proceeds.     In the event the Parent or any of its Subsidiaries receives any Net Casualty Proceeds, the Borrower shall deliver to the

Administrative Agent a calculation of the amount of such Net Casualty Proceeds and, to the extent the aggregate amount of such proceeds received by the Parent and its Subsidiaries in any period of twelve consecutive calendar months since the Closing Date exceeds $1,000,000, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Casualty Proceeds; provided, however, that, upon written notice by the Parent to the Administrative Agent not less than 30 Business Days following receipt of any Net Casualty Proceeds, up to 100% of such proceeds may be retained by the Parent and its Subsidiaries (and be excluded from the prepayment requirements of this clause) if (x) the Parent informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of its Subsidiaries to apply) such Net Casualty Proceeds to the repair or replacement of the assets or properties which have been lost or damaged as a result of the Casualty Event giving rise to such Net Casualty Proceeds, and (y) within 180 days following the receipt of such Net Casualty Proceeds such proceeds are applied or committed to such repair or replacement. The amount of any such Net Casualty Proceeds unused or uncommitted after such 180 day period shall be applied to the Loans as set forth in Section 3.1.2. Subject to clause (d)(v) of this Section 3.1.1, at any time after receipt of any such Net Casualty Proceeds in excess of $1,000,000 but prior to the application thereof to a mandatory prepayment or the repair or replacement of lost or damaged assets or property as described above, upon written demand by the Administrative Agent (in its reasonable discretion) to the Parent and the Borrower, the Parent shall (or shall cause the Borrower to) deposit an amount equal to such Net Casualty Proceeds into a cash collateral account maintained with (and reasonably satisfactory to) the Administrative Agent for the benefit of the Secured Parties (and over which the Administrative Agent shall have sole dominion and control) pending such application as a prepayment or to be released as requested by the Borrower in respect of such repair or replacement. Amounts deposited in such cash collateral account shall be invested in Cash Equivalent Investments, as directed by the Parent.

(iv)
Net Debt Proceeds.     In the event the Parent or any such Subsidiary receives any Net Debt Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds.

(v)
Any term or provision of this Section 3.1.1 to the contrary notwithstanding, in the event that the Administrative Agent makes a reasonable demand, pursuant to clause (i), (ii), or (iii) of this Section 3.1.1, for any Net Proceeds to be deposited into a cash collateral account, the Parent may, so long as no Event of Default has occurred and be continuing, in lieu of such deposit, apply such Net Proceeds to the repayment of outstanding Revolving Loans; provided, however, that (x) to the extent such Net Proceeds exceed the outstanding principal amount of Revolving Loans, such excess shall be deposited into such cash collateral account as provided in such clause (i), (ii) or (iii) of this Section, as the case may be, and (y) in the event that at the end of the applicable 30 Business Day notice period (if the Parent has not given notice to the Administrative Agent of its intent to use such Net Proceeds for the Permitted Purpose applicable to such proceeds) or at the end of the applicable 180 day period to the extent such proceeds have not been applied to such Permitted Purpose, in each case as provided above of this Section 3.1.1, (A) any amounts held in such cash collateral account shall be applied to the prepayment of Term Loans as provided above, and (B) the Borrower shall make an additional prepayment of Term Loans in an amount equal to the sum of (1) the amount of the prepayment of Revolving Loans with respect to such Net Proceeds, if any, described in this clause (v) and (2) the balance, if any, of any such Net Proceeds not otherwise deposited into a cash collateral account or used to prepay Revolving Loans.

(e) Within 95 days after the close of each Fiscal Year (beginning with the close of the 2002 Fiscal Year) the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the positive difference of (x) the product of (i) Excess Cash Flow (if any) for such Fiscal Year, multiplied by (ii) the Specified Percentage less (y) $10,000,000, in each case to be applied as set forth in Section 3.1.2.

(f) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4; provided, however, that upon the written request of the Borrower, and solely for purpose of mitigating losses and expenses of the type described in clause (a) of Section 4.4, any prepayment of Loans required pursuant to this Section 3.1.1 may be paid into a cash collateral account maintained with (and reasonably satisfactory to) the Administrative Agent for the benefit of the Secured Parties (over which the Administrative Agent shall have sole dominion and control), with such amount on deposit in such cash collateral account to be automatically withdrawn by the Administrative Agent at the end of the next applicable Interest Period for application to the prepayment of Loans as otherwise required by this Section.

SECTION 3.1.2.     Application.     Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.

(a) Subject to clause (b) and (c), each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.

(b) Subject to clause (c) each prepayment of the Loans made pursuant to clauses (d) and (e) of Section 3.1.1 shall be applied (i) first, pro rata to a mandatory prepayment of the outstanding principal amount of all Term Loans (with the amount of such prepayment of the Term Loans being applied to the remaining Term Loan amortization payments, in inverse order of maturity), and (ii) second, once all Term Loans have been repaid in full, to the repayment of any outstanding Revolving

Loans, or to the Cash Collateralization of Letter of Credit Outstandings, if necessary and a concomitant reduction of the Revolving Loan Commitment Amount equal to such repayment of Revolving Loans in accordance with Section 2.2.2; provided, however, that, so long as no Event of Default has occurred and is continuing, no prepayment of Revolving Loans required as a result of clause (e) of Section 3.1.1 shall cause a reduction in the Revolving Loan Commitment Amount once the Revolving Loan Commitment Amount has been reduced to $200,000,000.

(c) Following the occurrence and during the continuance of an Event of Default, each prepayment of the Loans made pursuant to clauses (d) and (e) of Section 3.1.1 shall be applied pro rata to a mandatory prepayment of the outstanding principal amount of all Loans (with the prepayment of the Term Loans being applied pro rata against all remaining Term Loan amortization payments) or to the Cash Collateralization of Letter of Credit Outstandings, if necessary, and with a concomitant reduction of the Revolving Loan Commitment Amount equal to such repayment of Revolving Loans in accordance with Section 2.2.2.

SECTION 3.2.     Interest Provisions.     Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1.     Rates.     Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion of any Loans maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; provided, however, that Swing Line Loans shall accrue interest at the Alternate Base Rate only; and

(b) on that portion of any Loans maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION 3.2.2.   Post-Default Rates.     After the date of the occurrence of any Event of Default (or any Default of the type described in clauses (a) through (d) of Section 8.1.9 of the Parent or the Borrower) each Applicable Margin then in effect shall be increased by an amount equal to 2% per annum so long as such Default is continuing (after as well as before judgment).

SECTION 3.2.3.     Payment Dates.     Interest accrued on each Loan shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Closing Date;

(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3.    Fees.    The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.

SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Closing Date and continuing through the applicable Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Percentage of the average daily unused portion of the Revolving Loan Commitment Amount (net of Letter of Credit Outstandings attributable to issued and undrawn Letters of Credit). All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and shall be paid by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Closing Date, and on the Revolving Loan Commitment Termination Date. The making of Swing Line Loans shall not constitute usage of the Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Borrower to the Lenders.

SECTION 3.3.2.    Letter of Credit Fee.    The Borrower agrees to pay to the Administrative Agent, (i) for the pro rata account of the applicable Issuer and each Revolving Lender, a Letter of Credit fee in an amount equal to the then effective Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the date such Letter of Credit is terminated (which shall not be later than the Stated Maturity Date for the Revolving Loans) and (ii) for the account of the applicable Issuer, a fronting fee of .1875% of the Stated Amount of each Letter of Credit payable on the date of issuance of such Letter of Credit.

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1.    LIBO Rate Lending Unlawful.    If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be prima facie evidence thereof and shall be binding on the Borrower, absent manifest error) that the introduction of or any change in or in the interpretation of any law after the Closing Date makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION 4.2.    Deposits Unavailable.    If the Administrative Agent shall have determined that

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

(b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;

then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3.    Increased LIBO Rate Loan Costs, etc.    The Borrower agrees to reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder related to the making, continuing or maintaining (or of its obligation to make or continue any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase–in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Secured Party within five days of its receipt of such notice, and such notice shall be prima facie evidence thereof and shall be binding upon the Borrower, absent manifest error.

SECTION 4.4.    Funding Losses.    In the event any Lender shall incur any actual loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

(c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall be prima facie evidence thereof and shall be binding upon the Borrower absent manifest error.

SECTION 4.5.    Increased Capital Costs.    If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase–in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority after the Closing Date affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that as a result thereof the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall be prima facie evidence thereof and shall be binding upon the Borrower absent manifest error. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.6.    Taxes.    The Borrower covenants and agrees as follows with respect to Taxes.

(a) Any and all payments by the Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Secured Party under any Loan Document, then:

(i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

(d) Subject to clause (f), the Borrower shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Secured Party shall be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in this clause, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. The Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e) Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W–8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form, (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form or (iii) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clauses (e)(i) or (e)(ii) above, but is entitled to an exemption from withholding taxes, Form W-8IMY or another applicable form.

(f) The Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an assignee Lender that becomes an assignee Lender as a result of an assignment made at the request of the Borrower.

SECTION 4.7.    Payments, Computations, etc.    Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 12:30 p.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment. The Borrower, the Lenders and the Agents hereby agree that in the event any payment is made by the Borrower or any other Obligor which is less than the Obligations then due, such payment will be applied upon receipt as follows:

(a) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent),

(b) second, after payment in full in cash of the amounts specified in clause (a), to the ratable payment of all interest and fees owing with respect to the Credit Extensions and all costs and expenses owing to the Secured Parties pursuant to the terms of this Agreement, until paid in full in cash,

(c) third, after payment in full in cash of the amounts specified in clauses (a) and (b), to the ratable payment of the principal amount of the Loans then outstanding, amounts owing to Secured Parties under Rate Protection Agreements, the aggregate Reimbursement Obligations then owing and Cash Collateralization for contingent liabilities under Letter of Credit Outstandings,

(d) fourth, after payment in full in cash of the amounts specified in clauses (a) through (c), to the ratable payment of all other Obligations owing to the Secured Parties, and

(e) fifth, after payment in full in cash of the amounts specified in clauses (a) through (d), and following the Termination Date, to the Borrower or each applicable Guarantor or any other Person lawfully entitled to receive such surplus.

For purposes of this Agreement, the “credit exposure” at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

SECTION 4.8.    Sharing of Payments.    If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9     Setoff.    Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (a) through (d) of Section 8.1.9 of the Parent or the Borrower or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower and the Parent hereby grant to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower and the Parent then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower or the Parent, as applicable and the Administrative Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

SECTION 4.10.    Mitigation.    Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.5 or 4.6, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.5 or 4.6.

ARTICLE V
CONDITIONS TO CREDIT EXTENSIONS

SECTION 5.1.    Initial Credit Extension.    The obligations of the Lenders and, if applicable, the Issuer to fund the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

SECTION 5.1.1.    Resolutions, etc.    The Agents shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Obligor and (ii) a certificate, dated the Closing Date, duly executed and delivered by such Obligor’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(a) resolutions of each such Obligor’s Board of Directors (or other managing body, in the case of an Obligor which is not a corporation) then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Obligor and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those officers, managing members or general partners, as applicable, authorized to act on behalf of such Obligor with respect to each Loan Document to be executed and delivered by such Obligor; and

(c) the full force and validity of each Organic Document of such Obligor and copies thereof.

Each Agent, Lender and Secured Party may conclusively rely upon such certificates until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.2.    Closing Date Certificate.    The Agents shall have received the Closing Date Certificate, dated the Closing Date, duly executed and delivered by an Authorized Officer of each of the Parent and the Borrower, in which certificate the Borrower and the Parent shall agree, acknowledge and certify that the statements made therein are true and correct representations and warranties of the Borrower and the Parent as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Lead Arrangers.

SECTION 5.1.3.    Consummation of Transactions.

(a) The Agents shall have received evidence reasonably satisfactory to them that all actions necessary to consummate the Refinancing (including an acknowledgment, reasonably acceptable to the Lead Arrangers, from the holders of the Affiliate

Subordinated Debt that no prepayment premium is due and payable) and the other Transactions shall have been consummated in accordance with all applicable laws, and all Liens securing payment of any Indebtedness to be repaid in connection with the Refinancing have been released and appropriate payoff letters executed and delivered, and the Administrative Agent shall have received appropriate payoff letters and all UCC Form UCC–3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

(b) The 8 5/8% Subordinated Note Issuance shall have been consummated on terms and conditions reasonably satisfactory to the Lead Arrangers (including as to subordination provisions and events of default), and the Borrower shall have received not less than $300,000,000 in gross cash proceeds as a result of such issuance. The Lead Arrangers shall be reasonably satisfied with the terms and conditions of all documentation related to the 8 5/8% Subordinated Noted Issuance, including the 8 5/8% Subordinated Notes and the 8 5/8% Subordinated Note Indenture.

(c) In addition to, and not in limitation of, the foregoing, the Lead Arrangers shall be reasonably satisfied with (i) the final structure of the Transactions, including the Refinancing and the 8 5/8% Subordinated Note Issuance, (ii) the sources and uses of the proceeds used to effect the Refinancing and to consummate the other Transactions (and the Lead Arrangers shall have received from the Borrower a detailed statement of sources and uses giving effect to the consummation of the Transactions, reasonably satisfactory to the Lead Arrangers), (iii) the terms and conditions of the documents relating to the consummation of the Transactions and (iv) the corporate and legal structure and the terms and conditions of the capitalization of the Borrower and each of the Guarantors.

SECTION 5.1.4.    Closing Fees, Expenses, etc.    The Agents shall have received for their own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3 and, if then invoiced, Section 11.3, including all amounts payable under or pursuant to the Commitment Letter or the Fee Letter.

SECTION 5.1.5.    Financial Information, etc.    The Agents shall have received,

(a) audited consolidated financial statements of the Parent and its Subsidiaries as at December 31, 2001, December 31, 2000 and December 31, 1999; and

(b) unaudited consolidated balance sheets of the Parent and its Subsidiaries as at the end of each Fiscal Quarter subsequent to December 31, 2000 but prior to the Closing Date and consolidated statements of income and cash flow of the Parent and its Subsidiaries for each such Fiscal Quarter, together with forecasts prepared by management of the Parent, in a form reasonably satisfactory to the Lead Arrangers, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the Stated Maturity Date, certified (except as to forecasts and projections) as complete and correct in all material respects as of the periods covered thereby by the treasurer, chief financial or accounting Authorized Officer of the Parent; and

(c) a pro forma consolidated balance sheet of the Parent and its Subsidiaries, as of the Closing Date certified as complete and correct in all material respects by the treasurer, chief financial or accounting Authorized Officer of the Parent, giving effect to the consummation of the Refinancing and the Transactions and all the transactions contemplated by this Agreement, which shall be reasonably satisfactory to the Lead Arranger.

SECTION 5.1.6.    Compliance Certificate.    The Borrower shall have prepared and delivered to the Agents, an initial Compliance Certificate, prepared on a pro forma basis as if the Refinancing had been consummated, the initial Credit Extension had been made hereunder and the 8 5/8% Subordinated Note Issuance had occurred as of December 31, 2001, duly executed (and with all schedules thereto duly completed) and delivered by the treasurer, chief financial or accounting Authorized Officer of the Parent.

SECTION 5.1.7.    Opinions of Counsel.    The Agents shall have received opinions, dated the Closing Date and addressed to the Agents and all Lenders, from

(a) Holme Roberts & Owen LLP, New York and Colorado counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agent; and

(b) local counsel to the Obligors in Delaware, New Hampshire, Illinois, North Carolina, Arkansas, California, Colorado, Tennessee, Michigan, Indiana, South Dakota, Wisconsin, Georgia, Oregon and Virginia, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 5.1.8.    Subsidiary Guaranty.    The Administrative Agent shall have received the Subsidiary Guaranty, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of each Subsidiary Guarantor.

SECTION 5.1.9.    Pledge and Security Agreement.    The Agents shall have received, the Pledge and Security Agreement, dated as of the Closing Date, duly executed by the Borrower and each Guarantor, together with

(a) certificates evidencing all of the issued and outstanding Capital Securities owned by the Parent, the Borrower and each Subsidiary Guarantor in the Borrower and each Subsidiary Guarantor and 65% of the issued and outstanding Voting Securities of each Foreign Subsidiary of the Parent directly owned by the Parent, the Borrower and each Subsidiary Guarantor, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities are uncertificated Capital Securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;

(b) Filing Statements naming the Borrower and each Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the

Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to such Security Agreement;

(c) proper payoff letters and UCC Form UCC–3 termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any collateral described in the Pledge and Security Agreement previously granted by any Person, and (ii) securing any of the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with such other UCC Form UCC–3 termination statements related thereto as the Administrative Agent may reasonably request from such Obligors;

(d) certified copies of UCC Requests for Information or Copies (Form UCC–11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Borrower or any Guarantor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which, except as set forth in paragraph (c) and otherwise allowed hereunder, shall cover any collateral described in any Loan Document).

The Agents and their counsel shall be satisfied that (i) the Lien granted to the Administrative Agent, for the benefit of the Secured Parties in the collateral described above is a first priority (or local equivalent thereof) security interest; and (ii) no Lien exists on any of the collateral described above other than the Lien created in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to a Loan Document (subject to Liens permitted under Section 7.2.2).

SECTION 5.1.10.    Intellectual Property Security Agreements.    The Agents shall have received each Patent Security Agreement, Copyright Security Agreement and Trademark Security Agreement, as applicable, each dated as of the Closing Date, duly executed and delivered by each Obligor that has delivered a Security Agreement and owns any intellectual property.

SECTION 5.1.11.    Filing Agent, etc.    All Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code (Form UCC–3) termination statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) shall have been delivered to CT Corporation System or another similar filing service company acceptable to the Administrative Agent (the “Filing Agent”) on behalf of the Administrative Agent. The Filing Agent shall have acknowledged in a writing satisfactory to the Administrative Agent and its counsel (i) the Filing Agent’s receipt of all Filing Statements, (ii) that the Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Closing Date and (iii) that the Filing Agent will notify the Administrative Agent and its counsel of the results of such submissions within 30 days following the Closing Date.

SECTION 5.1.12.    Mortgage.    The Agents shall have received each Mortgage, dated as of the Closing Date, duly executed and delivered by the applicable Obligor, together with

(a) evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of each Mortgage as may be necessary or, in the opinion of the Lead Arrangers, desirable to create a valid, perfected first priority Lien, subject to Section 7.2.3, against the properties purported to be covered thereby;

(b) mortgagee’s title insurance policies in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance and issued by insurers, satisfactory to the Lead Arrangers, with respect to the property set forth on Schedule III in the amounts set forth thereon, insuring that title to such property is marketable and that the interests created by each Mortgage on such property constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Lead Arrangers and, if required by the Lead Arrangers and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic’s lien endorsement and such other endorsements as the Lead Arrangers shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(c) such other approvals, opinions, or documents as the Lead Arrangers may reasonably request in form and substance satisfactory to the Lead Arrangers.

SECTION 5.1.13.    Insurance.    The Agents shall have received, certificates of insurance evidencing insurance policies, from one or more insurance companies reasonably satisfactory to the Lead Arrangers, evidencing coverage required to be maintained pursuant to Section 7.1.4 and each other Loan Document.

SECTION 5.1.14.    Delivery of Notes.    The Agents shall have received, for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.1.15.    Litigation, etc.    There shall exist no action, suit, investigation, litigation or proceeding pending or, to the Borrower’s knowledge, overtly threatened in any court or before any arbitrator or Governmental Authority that if determined adversely to the Parent or any of its Subsidiaries (i) could reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to materially adversely affect the Refinancing.

SECTION 5.1.16.    Governmental Approvals.    All governmental and third party consents and approvals necessary as of the Closing Date to be obtained by the Borrower or a Guarantor in connection with the Refinancing or any other Transaction, or this Agreement or any other Loan Document, shall have been obtained (without the imposition of any conditions that are not acceptable to the Lead Arrangers in their reasonable judgment) and shall remain in effect, all applicable waiting periods, if any, shall have expired without any adverse action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lead Arrangers that restrains, prevents or imposes materially adverse conditions upon the Transactions.

SECTION 5.1.17.    Due Diligence.    The Lead Arrangers shall have completed a due diligence investigation of the Parent and its Subsidiaries in scope, and with results, reasonably satisfactory to the Lead Arrangers and shall have been given such access to the management, records, books of account, contracts and properties of the Parent and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons as they shall have requested, including information as to possible Contingent Liabilities, tax matters, collective bargaining agreements and other arrangements with employees and the annual financial statements delivered hereunder.

SECTION 5.1.18.    Debt Ratings.    The Borrower shall have obtained ratings on the Loans (giving pro forma effect to the Refinancing and the other Transactions) from S&P and Moody’s, which shall be at least BB from S&P and Ba3 from Moody’s.

SECTION 5.1.19.    Satisfactory Legal Form.    All documents executed or submitted pursuant to this Agreement or any other Loan Document by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Lead Arrangers and their counsel, and the Lead Arrangers and their counsel shall have received all additional information, approvals, opinions, documents or instruments in connection herewith and the transactions contemplated in connection herewith as the Lead Arrangers or their counsel may reasonably request.

SECTION 5.2.    All Credit Extensions.    The obligation of each Lender and each Issuer to make any Credit Extension shall be subject to and the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1.    Compliance with Warranties, No Default, etc.    Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

(a) the representations and warranties set forth in this Agreement and each other Loan Document which are Qualified By Materiality shall, in each case, be true and correct, and the representations and warranties set forth in this Agreement and each other Loan Agreement which are not Qualified By Materiality shall, in each case, be true and correct in all material respects, in both cases with the same effect as if then made (unless the facts on which such representations and warranties are based have been changed by transactions or circumstances permitted by the Loan Documents or unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b) no Default shall have then occurred and be continuing.

SECTION 5.2.2.    Credit Extension Request, etc.    Subject to Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds or other benefits of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, the Parent and the Borrower represent and warrant to each Secured Party as set forth in this Article.

SECTION 6.1.    Organization, etc.    Each Obligor is (i) validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, (ii) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2.    Due Authorization, Non-Contravention, etc.    The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transactions, and the execution, delivery and performance by the Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transactions are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a) contravene any (i) Obligor’s Organic Documents, (ii) or result in a default under any contractual restriction binding on or affecting any Obligor except where such contravention or default could not reasonably be expected to have a Material Adverse Effect, (iii) court decree or order binding on or affecting any Obligor or (iv) law or governmental regulation binding on or affecting any Obligor except where such contravention could not reasonably be expected to have a Material Adverse Effect; or

(b) result in, or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement).

SECTION 6.3.    Government Approval, Regulation, etc.    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party or the consummation of the Transactions. Neither the Parent nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 6.4.    Validity, etc.    Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5.    Financial Information.    The financial statements of the Parent and its Subsidiaries furnished to the Administrative Agent and each Lender pursuant to Section 5.1.5 (other than forecasts and projections) have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Parent and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied with the financial statements delivered pursuant to Section 5.1.5, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6.    No Material Adverse Change, etc.    No Material Adverse Effect has occurred since December 31, 2001. The Borrower, the Parent and each other Guarantor, taken as a whole on a consolidated basis, are Solvent.

SECTION 6.7.    Litigation, Labor Controversies, etc.    There is no pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened action, suit, investigation, litigation or proceeding or labor controversy (i) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Parent, any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which, if determined adversely to the Parent or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect, and no material adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7, or (ii) which, if determined adversely to the Parent or any of its Subsidiaries could reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the Transactions.

SECTION 6.8.    Subsidiaries.    The Parent has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.10. Subject to the effect of any transactions permitted by, and consummated pursuant to, Sections 7.2.10 or 7.2.11, the Parent owns, directly or indirectly, beneficially and of record, 100% of all issued and outstanding shares of Capital Securities of GPH and the Borrower.

SECTION 6.9.    Ownership of Properties.    The Parent and each of its Subsidiaries owns (i) in the case of owned real property, good and valid fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens and title conditions permitted pursuant to Section 7.2.3.

SECTION 6.10.    Taxes.    The Parent and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 6.11.    Pension and Welfare Plans.    During the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Parent or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Parent nor any member of the Controlled Group has any Contingent Liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.12.    Environmental Warranties.    Except as set forth in Item 6.12 of the Disclosure Schedule, the following statements are true and correct:

(a) All facilities and property owned or leased by the Parent or any of its Subsidiaries are in compliance with all Environmental Laws, except for noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(b) Except for the ones that would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of the Borrower (after due inquiry), threatened (i) claims, complaints, notices or requests for information received by the Parent or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Parent or any of its Subsidiaries regarding potential liability under any Environmental Law, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

(c) There are no Releases of Hazardous Materials at, on or under any property owned or leased by the Parent or any of its Subsidiaries or, to the knowledge of the Borrower (after due inquiry) previously owned or leased by the Parent or any of its Subsidiaries, that resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(d) The Parent and its Subsidiaries possess, and are in compliance with, all permits, certificates, approvals, licenses and other authorizations relating to environmental matters, except as could not reasonably be expected to result in a Material Adverse Effect.

(e) No property now owned or leased by the Parent or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, except as could not reasonably be expected to result in a Material Adverse Effect.

(f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now owned or leased by the Parent or any of its Subsidiaries that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(g) Neither the Parent nor any of its Subsidiaries has directly transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which has lead to a claim against the Parent or such Subsidiary for any remedial work, damage to natural resources, personal injury or other liability for damage to the environment or violation of Environmental Laws, including claims under CECLA, which could reasonably be expected to result in a Material Adverse Effect.

(h) There are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by the Parent or any of its Subsidiaries that, singly or in the aggregate, resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(i) There has been no adverse development with respect to the environmental condition of the Parent and its Subsidiaries, taken as a whole, since the environmental reports produced by Environmental Resource Management for the Parent, dated December 1999 and January 2000, which could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.13.    Accuracy of Information.    None of the factual information (other than projections) heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor (including information contained in the Confidential Information Memorandum, dated January 2002, prepared by the Borrower in connection with credit facilities and Commitments provided hereunder) in connection with this Agreement, any other Loan Document, any Loan or other Credit Extension contemplated hereunder or any transaction contemplated hereby or in connection herewith (including the Transactions) taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any such information not misleading in any material respect as of the date such information is delivered, dated or certified.

SECTION 6.14.     Regulations T, U and X.     No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation T, Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15.    Issuance of 8 5/8% Subordinated Notes; Status of Obligations as Senior Indebtedness, etc.    The Borrower has the power and authority to issue the 8 5/8% Subordinated Notes and has duly authorized, executed and delivered the 8 5/8% Subordinated Notes and all other Sub Debt Documents applicable to the 8 5/8% Subordinated Note Issuance. Each of the 8 5/8% Subordinated Notes and such Sub Debt Documents (including the Subordination Provisions contained therein) constitute the legal, valid and binding obligations of the Borrower and each other Obligor party thereto, enforceable against the Borrower and each such Obligor, as the case may be, in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity). The Subordination Provisions contained in or related to (i) the 8 5/8% Subordinated Notes, (ii) the Affiliate Preferred Stock and (iii) any other Subordinated Debt of the Parent, the Borrower or any of their respective Subsidiaries are enforceable against the holders thereof by (or on behalf of) the Secured Parties in respect any Obligations hereunder owed to such Secured Parties. All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans, the Reimbursement Obligations, all other Obligations arising hereunder and all fees, costs and expenses in connection therewith, constitute “Senior Indebtedness” or “Senior Debt” (or the equivalent defined term), as defined in any of the applicable Sub Debt Documents referred to above and all such Obligations are entitled to the benefits of the subordination created by the Subordination Provisions set forth in such documents and the documents and instruments related thereto. This Agreement and the other Loan Documents constitute the “Credit Agreement” (as defined in the 8 5/8% Subordinated Note Indenture and the Affiliate Preferred Stock Purchase Agreement). The Parent and the Borrower each acknowledge and agree that the Administrative Agent, each Lender, each Issuer and each other Secured Party is entering into this Agreement and the other Loan Documents to which it is a party, and is extending its Commitments, in reliance upon the effectiveness and enforceability of the Subordination Provisions of the Sub Debt Documents and the Affiliate Preferred Stock Documents.

ARTICLE VII
COVENANTS

SECTION 7.1.     Affirmative Covenants.     The Parent and the Borrower each hereby covenants and agrees, for the benefit of each Lender, each Issuer, each Agent and each other Secured Party, that until the Termination Date has occurred the Parent and the Borrower will, and will cause each of their Subsidiaries to, perform or cause to be performed the covenants and agreements set forth below.

SECTION 7.1.1.     Financial Information, Reports, Notices, etc.     The Parent or the Borrower, as applicable, will furnish the Administrative Agent copies of the following financial statements, reports, notices and information.

(a) As soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Parent will provide (i) an unaudited consolidated balance sheet of the Parent and its Subsidiaries for such Fiscal Quarter, (ii) the related unaudited consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and (iii) the related consolidated statements of income and cash flow of the Parent and its Subsidiaries for the portion of the Parent’s Fiscal Year ended as of such Fiscal Quarter. Such financial statements shall set forth in comparative form the figures for the corresponding Fiscal Quarter and for the corresponding portion of the Parent’s immediately preceding Fiscal Year, and all such financial statements shall be certified, on behalf of the Parent as of the end of such Fiscal Quarter by its treasurer, chief financial or accounting Authorized Officer, as to completeness, accuracy, fairness of presentation and compliance and consistency with GAAP in all material respects.

(b) As soon as available and in any event within 95 days after the end of each Fiscal Year, the Parent will provide (i) a copy of the consolidated balance sheet of the Parent and its Subsidiaries, and the related consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, all audited (without any Impermissible Qualification) by PriceWaterhouseCoopers (or other independent public accountants acceptable to the Administrative Agent), which shall include a statement from such accountants that, in performing the examination necessary to deliver the audited financial statements of the Parent and its Subsidiaries, (including its review of the Compliance Certificate to be delivered for such Fiscal Year pursuant to clause (c) below), no knowledge was obtained of any Event of Default and (ii) an updated financial business plan for the operation of the Parent and its Subsidiaries business, including forecasts of planned Capital Expenditures and Permitted Acquisitions for the coming Fiscal Year, with updated projections showing financial covenant compliance, setting forth in detail reasonably satisfactory to the Agents the projected results of operations of the Parent and its Subsidiaries and stating underlying assumptions.

(c) Concurrently with the delivery of the financial information pursuant to clauses (a) and (b), the Parent will provide a Compliance Certificate, executed by the treasurer, chief financial or accounting Authorized Officers of each of the Borrower and the Parent, showing compliance with the financial covenants set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Parent or the Borrower has taken or proposes to take with respect thereto).

(d) As soon as possible and in any event within five Business Days after the Borrower obtains knowledge of the occurrence of a Default, the Borrower shall deliver a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or such Obligor has taken and proposes to take with respect thereto.

(e) As soon as possible and in any event within five Business Days after the Parent or the Borrower obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, the Parent or the Borrower, as the case may be, shall deliver notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto.

(f) Promptly after the sending or filing thereof, the Parent and the Borrower will provide copies of all reports, notices, prospectuses and registration statements which either of them or any other Obligor files with the SEC or any national securities exchange.

(g) Immediately upon either the Parent or the Borrower becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure of any Person to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action (or the failure to take any action) by any Person with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, the Parent or the Borrower, as the case may be, will provide notice thereof and copies of all documentation relating thereto.

(h) Promptly upon receipt thereof, the Parent will provide copies of the annual report prepared by its independent public accountants in connection with its annual audit that is submitted to Parent’s or Borrower’s management and Board of Directors.

(i) Unless otherwise provided (or required to be provided) hereunder, promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt, the Parent or the Borrower, as the case may be, will provide copies of such notice or report.

(j) Following the occurrence and during the continuance of an Event of Default, at the reasonable request of the Administrative Agent, the Borrower will hire a company reasonably acceptable to the Administrative Agent to prepare environmental reports on any of real estate owned by any Obligor.

(k) The Parent or the Borrower will promptly provide (or cause any other Obligor promptly to provide) such other financial and other information as any Lender or Issuer through the Administrative Agent may from time to time reasonably request with respect to the Loan Documents or any matters covered thereby or contemplated in connection therewith (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.1.2.     Maintenance of Existence; Compliance with Laws, etc.     The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.10), and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon such Person or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Parent or its Subsidiaries, as applicable.

SECTION 7.1.3.     Maintenance of Properties.     The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, maintain, preserve and protect its and their respective assets and properties, whether tangible or intangible, real or personal, and, to the extent applicable, shall keep such assets and properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Person may be properly conducted at all times, in each case, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.1.4.     Insurance.    The Parent and the Borrower will, and will cause each of their respective Subsidiaries to (i) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Parent and its Subsidiaries, and (ii) maintain all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business. Without limiting the foregoing, all insurance policies required pursuant to this Section shall (x) name the Administrative Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (y) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.1.5.     Books and Records.     The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit (i) each Agent and any of its respective representatives, and (ii) at any time during which an Event of Default is continuing, each Lender and any of its respective representatives, in each case at reasonable times and intervals upon reasonable notice to the Borrower, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and the Parent and the Borrower hereby authorize such independent public accountant to discuss each Obligor’s financial matters with each Agent and each Lender or their representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any fees of such independent public accountant incurred in connection with any Agent’s or Lender’s exercise of its rights pursuant to this Section.

SECTION 7.1.6.     Environmental Law Covenant.     The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, (i) use and operate all of its and their facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws unless the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) promptly notify the Administrative Agent and provide copies upon request of all notices of violations, written claims or complaints that are material in nature alleging that its facilities and properties are in non-compliance with Environmental Laws, and shall promptly resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law. Nothing in this provision shall be construed to limit the ability to contest in good faith any such notices of violations, written claims or complaints.

SECTION 7.1.7.    Use of Proceeds.    The Borrower will apply the proceeds of the Credit Extensions as follows:

(a) to consummate the Refinancing;

(b) to pay fees and expenses incurred in connection with the Transactions; and

(c) for working capital and general corporate purposes of the Parent, the Borrower and the other Guarantors, including Permitted Acquisitions by such Persons.

SECTION 7.1.8.     Future Guarantors, Security, etc.     The Parent and the Borrower will, and will cause each Subsidiary Guarantor to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including recording any Mortgages reasonably requested by Administrative Agent) that may be required under applicable law, or that the Agents may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents. The Parent and the Borrower will cause any subsequently acquired or organized U.S. Subsidiary to become a party to the Subsidiary Guaranty and each applicable Loan Document in favor of the Secured Parties. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall reasonably designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Parent and its U.S. Subsidiaries (including real and personal property acquired subsequent to the Closing Date); provided, however, (i) that neither the Parent, the Borrower nor any Subsidiary Guarantor shall be required to pledge more than 65% of the Voting Securities of any Foreign Subsidiary and (ii) no Subject Property shall be required to be mortgaged to secure the Obligations so long as a Sale and Leaseback Transaction with respect to such Subject Property is completed within one year of the acquisition of such Subject Property. Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and landlord waivers (on real estate acquired after the Closing Date that the Lead Arrangers reasonably deem to be material) and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.

SECTION 7.1.9.     Rate Protection Agreements.     The Parent and the Borrower agree that for a period of at least three years from the Closing Date, no less than 50% of the aggregate principal amount of all outstanding Debt for Borrowed Money of the Parent and its Subsidiaries, on a consolidated basis, shall have a fixed rate of interest or be subject to interest rate swap, cap, collar or similar arrangements designed to protect the Parent and the Borrower against fluctuations in interest rates, which arrangements shall be in form and with parties reasonably acceptable to the Lead Arrangers.

SECTION 7.2.     Negative Covenants.     The Parent and the Borrower each hereby covenant and agree with each Lender, each Issuer, each Agent and each other Secured Party that until the Termination Date has occurred the Parent and the Borrower will, and will cause each of their Subsidiaries to, perform or cause to be performed the covenants and agreements set forth below.

SECTION 7.2.1.     Business Activities.     The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and activities which may be incidental, similar or reasonably related thereto.

SECTION 7.2.2.     Indebtedness.     The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations (including Additional Term Loans when made);

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

(c) Indebtedness existing as of the Closing Date which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancings of such Indebtedness in a principal amount not in excess of the principal amount being refinanced; provided, however, that (i) after giving effect to any such refinancings the Average Life of such Indebtedness shall not be less than the Average Life of such Indebtedness immediately prior to such refinancings and (ii) the Hedging Arrangements set forth in Schedule IV may not be renewed, extended or refinanced following the expiration or termination thereof;

(d) unsecured Indebtedness (i) incurred in the ordinary course of business of the Parent and its Subsidiaries (in the nature of ordinary and customary trade payables owing to suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Parent and its Subsidiaries) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding, in each case, any such Indebtedness constituting Debt for Borrowed Money;

(e) Indebtedness of the Parent and its Subsidiaries (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Parent or its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Parent and its Subsidiaries (provided, however, that such Indebtedness is incurred within 60 days of the acquisition of such property) and (iii) to the extent permitted pursuant to Section 7.2.7, Capitalized Lease Liabilities; provided, however, that the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $30,000,000;

(f) unsecured Indebtedness of the Parent or any of its Subsidiaries owing, as the case may be, to the Parent or to any other Subsidiary of the Parent; provided, however, that (i) in the case of any such Indebtedness incurred by a Subsidiary which is not a Subsidiary Guarantor, such Indebtedness shall not exceed $10,000,000 in aggregate principal amount at any time outstanding, and (ii) in the case of any such Indebtedness incurred by the Parent, the Borrower or any Subsidiary Guarantor from a Subsidiary which is not a Subsidiary Guarantor, such non-Subsidiary Guarantor shall have previously executed and delivered to the Administrative Agent a subordination agreement on terms and conditions satisfactory to the Lead Arrangers; provided, further, however, that none of the Indebtedness described in clause (i) above may be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided, that only the amount repaid in part shall be discharged);

(g) the 8 5/8% Subordinated Notes of the Borrower incurred pursuant to the terms of the 8 5/8% Subordinated Note Indenture in a principal amount not to exceed $300,000,000, and unsecured Contingent Liabilities of the Guarantors in respect of such Subordinated Debt, so long as such Contingent Liabilities are subordinated to the Obligations on the same terms as the 8 5/8% Subordinated Notes, and refinancings of such 8 5/8% Subordinated Notes and related Contingent Liabilities; provided, however, that any such refinancing must be on No More Favorable Terms And Conditions than the Indebtedness being refinanced;

(h) unsecured senior subordinated or subordinated notes or debentures of the Borrower in a principal amount not to exceed $200,000,000, and unsecured Contingent Liabilities of the Guarantors in respect of such subordinated notes or debentures, which either (i) have terms, representations, covenants, defaults and Subordination Provisions reasonably acceptable to the Lead Arrangers or (ii) have No More Favorable Terms And Conditions than those in respect of the 8 5/8% Subordinated Notes; provided, however, that all such Indebtedness (together with any refinancings thereof, which shall not exceed the principal amount being refinanced) shall, at the time such Indebtedness is incurred or refinanced, (x) have a final, stated maturity date (and an Average Life) at least one year after the Stated Maturity Date of the Term Loans (as of the time of such incurrence or refinancing), and (y) have terms and provisions (including Subordination Provisions), no more favorable to the holders of such Indebtedness than the Indebtedness being refinanced;

(i) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Parent; provided, however, that (i) no such Indebtedness shall have been created or incurred in contemplation of such Person becoming a Subsidiary and (ii) the principal amount of all such Indebtedness shall not exceed $25,000,000 in the aggregate at any time outstanding; and

(j) other unsecured Indebtedness of the Parent and its Subsidiaries (other than Indebtedness of Subsidiaries that are not Subsidiary Guarantors owing to the Borrower or Guarantors) in an aggregate principal amount at any time outstanding not to exceed $15,000,000;

provided, however, that no Indebtedness otherwise permitted to be incurred or refinanced, as the case may be, by clauses (c), (e), (f), (g), (h), (i), or (j) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 7.2.3.    Liens.    The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c) Liens, exceptions and title conditions existing as of the Closing Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness outstanding as of the Closing Date and described in clause (c) of Section 7.2.2; provided, however, that no such Lien shall encumber any property other than that encumbered as of the Closing Date, and the amount of Indebtedness secured by such Lien shall not increase from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);

(d) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided, however, that (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e) Liens securing Indebtedness permitted by clause (i) of Section 7.2.2; provided, however, that such Liens existed prior to such Person becoming a Subsidiary and were not created in anticipation thereof;

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen, landlords and similar statutory liens granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h) judgment Liens that are being appealed in good faith or have been in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached; and

(j) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 7.2.4.    Financial Condition and Operations.

(a) Total Leverage Ratio.    The Parent will not permit the Total Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Total Leverage Ratio
1/1/02 through (and including) 12/31/03	4.75:1
1/1/04 through (and including) 6/30/04	4.50:1
7/1/04 through (and including) 12/31/04	4.00:1
1/1/05 through (and including) 6/30/05	3.75:1
each Fiscal Quarter ending thereafter	3.50:1

(b) Senior Leverage Ratio.    The Parent will not permit the Senior Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Senior Leverage Ratio
1/1/02 through (and including) 12/31/02	3.00:1
1/1/03 through (and including) 6/30/03	2.75:1
each Fiscal Quarter ending thereafter	2.50:1

(c) Interest Coverage Ratio.    The Parent will not permit the Interest Coverage Ratio at any time during any period set forth below to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio
1/1/02 through (and including) 12/31/02	1.75:1
1/1/03 through (and including) 12/31/03	2.00:1
1/1/04 through (and including) 12/31/04	2.25:1
1/1/05 and each Fiscal Quarter ending thereafter	2.50:1

SECTION 7.2.5.    Investments.    The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Closing Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments made by the Parent and its Subsidiaries constituting Capital Expenditures permitted pursuant to Section 7.2.7;

(e) Investments by way of contributions to capital or purchases of Capital Securities by the Parent in the Borrower or any Subsidiary, or by any Subsidiary in the Parent, the Borrower or any Subsidiary Guarantor; provided, however, that the aggregate amount of Investments under this clause made by the Parent, the Borrower and the Subsidiary Guarantors in Subsidiaries that are not Subsidiary Guarantors shall not exceed $10,000,000 in the aggregate over the term of this Agreement;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g) Investments constituting Permitted Acquisitions pursuant to clause (b) of Section 7.2.10;

(h) Investments consisting of any deferred portion of the sales price received by the Parent or any of its Subsidiaries in connection with any Disposition permitted under Section 7.2.11;

(i) loans or advances to employees made in the ordinary course of business of the Parent or its Subsidiaries that do not in the aggregate exceed $5,000,000 at any time outstanding; and

(j) other Investments (exclusive of any such Investments made in or respect of Subsidiaries of the Parent which are not Subsidiary Guarantors) in an amount not to exceed $20,000,000 in the aggregate over the term of this Agreement;

provided, however, that

(k) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(l) no Investment otherwise permitted by clauses (d), (e), (g), (h), (i) or (j) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 7.2.6.    Restricted Payments, etc.    The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than the following:

(a) Restricted Payments made by (i) Subsidiaries of the Parent to the Parent, the Borrower or any Subsidiary Guarantor or (ii) Subsidiaries of the Parent which are not Subsidiary Guarantors to other Subsidiaries of the Parent which are not Subsidiary Guarantors;

(b) so long as (i) no Default has occurred and is continuing or would occur as a result thereof and (ii) after giving effect to the making of such Restricted Payment, the Parent would be in pro forma compliance with the covenants set forth in Section 7.2.4 for the period of twelve consecutive calendar months ended immediately prior to the date of the making of such Restricted Payment (giving pro forma effect to such Restricted Payment as of the first day of such twelve-month period), Restricted Payments (x) in an amount not to exceed $10,000,000 in any Fiscal Year made by the Parent in the form of cash dividends on the Affiliate Preferred Stock in accordance with the terms of the Affiliate Preferred Stock Purchase Agreement; provided, however, that to the extent any such dividends on the Affiliate Preferred Stock have been deferred and have not been paid in any Fiscal Year, the Parent may pay such deferred dividends, in whole or in part, in any succeeding Fiscal Year in accordance with the terms of the Affiliate Preferred Stock Purchase Agreement to the extent the conditions set forth above in subclauses (i) and (ii) of this clause (b) would be satisfied with respect to such payment of deferred dividends and all other payments of dividends on such Affiliate Preferred Stock during such Fiscal Year, and (y) made by any Subsidiary to the Parent to be used in accordance with (and for purposes of) clause (x); and

(c) so long as no Default shall have occurred and be continuing, Restricted Payments in respect of (i) cash dividends on common stock of the Parent, and (ii) the repurchase or other acquisition of shares, or options to purchase shares, of Capital Securities of the Parent from employees, former employees, directors or former directors of the Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors) upon death, disability, retirement or termination of employment or pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Parent under which such Persons purchase or sell, or are granted the option to purchase or sell, shares of such stock; provided, however, that (x) the aggregate amount of Restricted Payments pursuant to this clause (c) shall not exceed $3,000,000 (as such amount may be increased with the consent of the Required Lenders) in any calendar year (unless, in the case of Restricted Payments of the type described in clause (ii) hereof, such Restricted Payments are made with the proceeds of insurance policies and the shares of Capital Securities are repurchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries), (y) to the extent that less than the full amount of Restricted Payments permitted pursuant to this clause (c) in any calendar year are made, such unused portion of the permitted amount may be carried forward and used, in whole or in part, for Restricted Payments pursuant to this clause (c) in any succeeding year, and (z) unless the Required Lenders otherwise consent, no Restricted Payment of the type described in clause (i) hereof shall be permitted unless, for each of the three Fiscal Quarters immediately last ended as of the date of such Restricted Payment, the Total Leverage Ratio has been less than 3.0 to 1.0.

SECTION 7.2.7.    Capital Expenditures, etc.    The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, make or commit to make Capital Expenditures (inclusive of Capitalized Lease Liabilities permitted pursuant to clause (e) of Section 7.2.2) in any Fiscal Year set forth below in excess of the aggregate amount set forth opposite such Fiscal Year:

Fiscal Year	Capital Expenditure Amount
2002	$50,000,000
2003	$55,000,000
2004 and Thereafter	$60,000,000;

provided, however, that (i) in the event the maximum aggregate permitted amount of Capital Expenditures for any Fiscal Year is not entirely used to make Capital Expenditures in such Fiscal Year, up to $5,000,000 (as such amount may be increased with the consent of the Required Lenders) of the unused portion of such permitted amount for such Fiscal Year may be carried forward and used, in whole or in part, for Capital Expenditure in the next succeeding Fiscal Year; provided that no such carried forward amount shall be used in any succeeding Fiscal Year until the entire amount actually scheduled for use in such succeeding Fiscal Year shall have been used, and (ii) Capital Expenditures (inclusive of permitted Capitalized Lease Liabilities) by Subsidiaries of the Parent which are not Subsidiary Guarantors shall not exceed $5,000,000 in any Fiscal Year.

SECTION 7.2.8.    No Prepayment of Subordinated Debt.    Other than in connection with a refinancing permitted pursuant to Section 7.2.2, the Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, take any of the following actions:

(a) make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt other than accrued and unpaid interest thereon on the stated, scheduled date for payment thereof set forth in the applicable Sub Debt Documents; provided, however, that no such payment shall be made which would violate the terms of this Agreement or the applicable Sub Debt Documents;

(b) redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt; or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

Furthermore, neither the Parent, the Borrower nor any of their respective Subsidiaries will designate any Indebtedness other than the Obligations as “Senior Debt” or “Senior Indebtedness” (or any analogous term) pursuant to any Sub Debt Document.

SECTION 7.2.9.    Issuance of Capital Securities.    (a) The Parent will not issue, sell or otherwise transfer or assign (an “Issuance”) any of its Capital Securities (whether for value or otherwise), except:

(i) an Issuance of Capital Securities pursuant to a public offering or private placement for the purpose of raising capital; provided, however, that the Net Equity Proceeds, if any, resulting from such Issuance shall be applied to the repayment of the Obligations in accordance with Section 3.1.1;

(ii) an Issuance of Capital Securities to the Borrower or a Subsidiary Guarantor; provided, however, that such Issuance shall not be consummated in contemplation of the Disposition of such Subsidiary Guarantor (in whole or in part) or any Disposition of any assets of the Borrower or such Subsidiary Guarantor (in whole or in part);

(iii) an Issuance of Capital Securities for purposes of permitted Investments pursuant to Section 7.2.5 or Permitted Acquisitions pursuant to clause (b) of Section 7.2.10; provided, however, that (x), for purposes of determining compliance with this Agreement, the value of any such Capital Securities subject to such Issuance shall be based upon the average closing price for such securities as of the close of the last three trading days therefor immediately prior to the date of such Issuance (or, if such Capital Securities are not publicly traded or quoted, the value of such securities shall be determined by the Board of Directors of the Parent, acting in good faith), and (y) with respect to any Issuance of Capital Securities pursuant to this clause (iii) (other than any such Issuance by the Parent as non-cash consideration for a Permitted Acquisition (A) where the Parent (or one of its Subsidiaries) is acquiring shares of a corporation which are listed on a recognized securities exchange or are traded on the NASDAQ National Market System, or (B) which, when taken together with all other such Issuances under this clause (B) in respect of Permitted Acquisitions since the Closing Date, does not exceed $150,000,000) such Capital Securities shall not be saleable or transferable by the recipients thereof under or pursuant to any registration statement of the Parent filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for a period of at least six months following the date of such Issuance; or

(iv) an Issuance of Capital Securities to employees of the Parent or any of its Subsidiaries pursuant to any Pension Plan, any tax qualified retirement plan, any employee’s or director’s compensation plan or any similar benefits or compensation plan, in each case approved by the Board of Directors of the Parent.

(b) The Parent will not permit any of its Subsidiaries to consummate or effect any Issuance of such Subsidiary’s Capital Securities (whether for value or otherwise), except:

(i) an Issuance of Capital Securities to the Parent, the Borrower or a Subsidiary Guarantor; provided, however, that such Issuance shall not be consummated in contemplation of the Disposition of such Subsidiary Guarantor (in whole or in part) or any Disposition of any assets of the Parent, the Borrower or such Subsidiary Guarantor (in whole or in part); or

(ii) any other Issuance; provided, however, that all Net Disposition Proceeds resulting from such Issuance shall be applied to the repayment of the Obligations pursuant to Section 3.1.1.

(c) Any term or provision hereof to the contrary notwithstanding, no such Issuance, otherwise permitted hereunder shall be permitted if, either immediately prior to or after giving effect thereto, any Default has occurred (or would occur) and is continuing.

SECTION 7.2.10.    Consolidation, Merger, Permitted Acquisitions, etc.    The Parent will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except

(a) any Subsidiary (other than the Borrower) may liquidate or dissolve voluntarily into, and may merge with and into, the Parent or any other Subsidiary of the Parent (provided, however, that a Guarantor may only liquidate or dissolve into, or merge with and into, the Parent, or a Subsidiary Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Parent, the Borrower or a Subsidiary Guarantor; provided, however, that in no event shall any Pledged Subsidiary consolidate with or merge with and into any Subsidiary other than another Pledged Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein; and

(b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Parent may, directly or indirectly through any of its Subsidiaries, consummate one or more Permitted Acquisitions; provided, however, that (i) the cash portion of all consideration relative to any such Permitted Acquisitions shall not exceed $150,000,000 during any period of twelve consecutive calendar months (inclusive of any cash payments required to be made during such twelve-month period in respect of promissory notes, Capital Securities or similar instruments delivered in any prior period as consideration (in whole or in part) of any Permitted Acquisitions), and the non-cash portion all such consideration relative to any such Permitted Acquisitions (including consideration in the form of Capital Securities of the Parent) shall not exceed $150,000,000 (or a higher amount as may be approved in writing at the discretion of the Lead Arrangers) during such twelve-month period, and (ii) to the extent Capital Securities of the Parent are used as consideration for such Permitted Acquisition, the Issuance of such securities in respect of such Permitted Acquisition shall comply with Section 7.2.9, and no such Capital Securities shall require that any dividends, distributions, redemptions, or other similar payments be made directly or indirectly, in cash prior to the first anniversary of the Stated Maturity Date of the Term Loans, as of the date of issuance of such Capital Securities.

SECTION 7.2.11.    Permitted Dispositions.    The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, Dispose of any assets of the Parent, the Borrower or any of their Subsidiaries (including accounts receivable and Capital Securities of Subsidiaries of the Parent) to any Person in one transaction or a series of transactions, except for the following:

(a) Dispositions in respect of inventory, immaterial assets or properties and obsolete property which, in each case, are being Disposed in the ordinary course of its business. For purposes of this clause (a), “immaterial” shall mean less than $25,000 in any one transaction or series of transactions.

(b) Dispositions which are permitted by Sections 7.2.9 or 7.2.10.

(c) Dispositions which (x) are for fair market value and the consideration received consists of no less than 75% in cash, (y) result in gross proceeds which, when taken together with the sum of (i) gross proceeds received from the Disposition of all other assets Disposed of pursuant to this clause since the Closing Date and (ii) gross proceeds received in respect of all Sale and Leaseback Transactions pursuant to Section 7.2.15 since the Closing Date, do not exceed (individually or in the aggregate) $75,000,000 over the term of this Agreement and (z) result in Net Disposition Proceeds which are applied pursuant to Sections 3.1.1 and 3.1.2.

(d) The sale of the Newnan Facility.

(e) Dispositions which constitute Sale and Leaseback Transactions permitted pursuant to Section 7.2.15.

SECTION 7.2.12.    Modification of Certain Agreements.    The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in,

(a) the Sub Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (ii) reduces the rate or extends the date for payment of principal, interest, premium (if any) or fees payable on such Subordinated Debt, (iii) makes the covenants, events of default or remedies in such Sub Debt Documents less restrictive on the Borrower or the Parent, as the case may be or (iv) is otherwise not adverse to the interests of the Secured Parties;

(b) the Affiliate Preferred Stock Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Affiliate Preferred Stock and which (i) makes the covenants, events of default or remedies in such Affiliate Preferred Stock Documents less restrictive on the Parent, (ii) decreases the amount of cash dividends payable pursuant thereto or extends the date for payment of such dividends, (iii) extends the date or reduces the amount of any required redemption of the Affiliate Preferred Stock or (iv) is otherwise not adverse to the interests of the Secured Parties; or

(c) any of their respective charters or by-laws in any manner which, when taken as a whole, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.2.13.    Transactions with Affiliates.    The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates that is not an Obligor, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Parent or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of the Parent or such Subsidiary with a Person that is not one of its Affiliates.

SECTION 7.2.14.    Restrictive Agreements, etc.    The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any agreement prohibiting

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Parent or the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the creation of Liens on the assets financed with the proceeds of such Indebtedness, or (iii) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted by clause (f) of Section 7.2.2.

SECTION 7.2.15.    Sale and Leaseback.    The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person (a “Sale and Leaseback Transaction”); provided, however, that the Parent, the Borrower or any Subsidiary Guarantor may enter into Sale and Leaseback Transactions so long as (i) the Parent, the Borrower or such Subsidiary Guarantor receives cash proceeds in an amount at least equal to the Valuation Amount of such Subject Property concurrent with the consummation of such Sale and Leaseback Transaction, (ii) the aggregate amount of all proceeds received as a result of such Sale and Leaseback Transaction, when taken together with the aggregate amount of all proceeds received since the Closing Date in respect of (x) all other Sale and Leaseback Transactions and (y) all Dispositions pursuant to clause (c) of Section 7.2.11, does not exceed $75,000,000, (iii) each lease entered into in connection with each such Sale and Leaseback Transaction is a true operating lease in accordance with GAAP, and (iv) the proceeds received in respect of such Sale and Leaseback Transaction are applied in accordance with the terms of clause (d) of Section 3.1.1 and Section 3.1.2.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1.    Listing of Events of Default.    Each of the following events or occurrences described in this Section shall constitute an “Event of Default”.

SECTION 8.1.1.    Non-Payment of Obligations.    Any Obligor shall default in the payment or prepayment when due (whether pursuant hereto or pursuant to any Guaranty) of (i) any principal on any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4, (ii) any interest on any Loan or any Reimbursement Obligation, and such default shall remain unremedied for a period of four days after such amount was due, or (iii) any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of five days after such amount was due.

SECTION 8.1.2.    Breach of Warranty.    Any representation or warranty of any Obligor made or deemed to be made hereunder or pursuant to any other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3.    Non-Performance of Certain Covenants and Obligations.    The Parent or the Borrower shall default in the due performance or observance of any of its obligations under Section 7.1.1, Section 7.1.7 or Section 7.2 or any Obligor shall default in the due performance or observance of its obligations under Article IV of the Subsidiary Guaranty (to the extent such Article incorporates Section 7.2 of the Credit Agreement by reference with respect to the Subsidiary Guarantors).

SECTION 8.1.4.    Non-Performance of Other Covenants and Obligations.    Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 8.1.5.    Default on Other Indebtedness or Affiliate Preferred Stock.    A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of (i) any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Parent or any of its Subsidiaries or any other Obligor or (ii) any cash payments payable on the Affiliate Preferred Stock (other than any default the only remedy for which is exercise of voting rights that is not a Change of Control), in each case having a principal or stated amount, individually or in the aggregate, in excess of $10,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness or the Affiliate Preferred Stock, if the effect of such default is to accelerate the maturity of any such Indebtedness or cause the redemption or liquidation of the Affiliate Preferred Stock or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness or Capital Securities, or any trustee or agent for such holders, to cause or declare such Indebtedness or other monetary obligation to become due and payable or to require such Indebtedness or the Affiliate Preferred Stock to be prepaid, redeemed, purchased or defeased, or require an offer to purchase, redeem or defease such Indebtedness or Affiliate Preferred Stock to be made, in each case prior to its expressed maturity, stated redemption or when otherwise due.

SECTION 8.1.6.    Judgments.    Any judgment or order for (i) the payment of money individually or in the aggregate in excess of $10,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) or (ii) which is nonmonetary in nature but is reasonably likely to have a Material Adverse Effect, in either case, shall be rendered against the Parent or any of its Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor or other adverse party upon such judgment or order.

SECTION 8.1.7.    Pension Plans.    Any of the following events shall occur with respect to any Pension Plan (i) the institution of any steps by the Parent, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Parent or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000, or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

SECTION 8.1.8.    Change in Control.    Any Change in Control shall occur.

SECTION 8.1.9.    Bankruptcy, Insolvency, etc.    The Parent, the Borrower, any of their Subsidiaries or any other Obligor shall

(a) generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that the Parent, each Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60–day period to preserve, protect and defend their rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Parent, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Parent, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that the Parent, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60–day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10.    Impairment of Security, etc.    Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any assets (whether now owned or hereafter acquired) of the Obligors fail to be secured as provided herein or in any other Loan Document; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any Lien; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

SECTION 8.1.11.    Failure of Subordination.    Unless otherwise waived or consented to by the Agents and the Required Lenders in writing, the subordination provisions relating to any Subordinated Debt or the Affiliate Preferred Stock (the “Subordination Provisions”) shall fail to be enforceable by the Administrative Agent, the Lenders and the Issuers in accordance with the terms thereof, or the monetary Obligations shall fail to constitute “Senior Indebtedness” (or similar term) or “Senior Debt” referring to the Obligations; or the Parent or any of its

Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Secured Parties or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

SECTION 8.2.    Action if Bankruptcy.    If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Parent or the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION 8.3.    Action if Other Event of Default.    If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Parent or the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

ARTICLE IX
THE ADMINISTRATIVE AGENT

SECTION 9.1.    Actions.    Each Lender hereby appoints Morgan Stanley as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document, (including attorneys’ fees), and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate (other than amounts covered by the proviso to the immediately preceding sentence), the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2.    Funding Reliance, etc.    Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION 9.3.    Exculpation.    Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4.    Successor.    The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a

United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 11.3 and Section 11.4 shall continue to inure to its benefit.

SECTION 9.5.    Loans by each Agent.    Each Agent shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if such Agent were not an Agent hereunder.

SECTION 9.6.    Credit Decisions.    Each Lender acknowledges that it has, independently of the Agents and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agents and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 9.7.    Copies, etc.    The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent, including the financial information required to be delivered by the Borrower or the Parent pursuant to Section 7.1.1.

SECTION 9.8.    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9.    Defaults.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 11.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

SECTION 9.10.    Lead Arrangers.    Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Lead Arrangers, in their respective capacities as such, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Lead Arrangers in such capacity except as are explicitly set forth herein or in the other Loan Documents. Each Lead Arranger shall at all times have the right to receive a current copy of the Register and any other information relating to the Lenders and the Loans that they may request from the Administrative Agent.

ARTICLE X
GUARANTY

SECTION 10.1.    Guaranty.    The Parent hereby absolutely, unconditionally and irrevocably

(a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration or otherwise, of all Obligations of the Borrower and each other Subsidiary Guarantor now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable rate provided in the Agreement after the occurrence of any Default set forth in Section 8.1.9, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), fees, Reimbursement Obligations, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and

(b) indemnifies and holds harmless each Secured Party for any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Secured Party after the occurrence and during the continuance of an Event of Default in enforcing any rights under this Agreement;

The Parent’s obligations under this Article constitute a guaranty of payment when due and not of collection, and the Parent specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of the Parent hereunder.

SECTION 10.2.    Reinstatement, etc.    The Parent hereby agrees that its obligations under this Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is invalidated, declared to be fraudulent or preferential, set aside, rescinded or must otherwise be restored by any Secured Party, including upon the occurrence of any Default set forth in Section 8.1.9 or otherwise, all as though such payment had not been made.

SECTION 10.3.    Guaranty Absolute, etc.    The Parent’s obligations under this Article shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date. The Parent guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of the Parent under this Article shall be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of any Loan Document;

(b) the failure of any Secured Party

(i) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other Guarantor) under the provisions of any Loan Document or otherwise, or

(ii) to exercise any right or remedy against any other Guarantor of, or collateral securing, any Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

(d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Parent hereby irrevocably waives, until payment of all Obligations, any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f) any addition, exchange or release of any collateral or of any Person that is (or will become) a Guarantor (including the Parent) of the Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any Guarantor.

SECTION 10.4.    Waiver, etc.    Except for any notices expressly required to be delivered to the Parent hereunder, the Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Obligor or any other Person (including any other Parent) or entity or any collateral securing the Obligations, as the case may be.

SECTION 10.5.    Postponement of Subrogation, etc.    The Parent agrees that it will not exercise any rights which it may acquire by way of rights of subrogation hereunder, nor shall the Parent seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, until following the Termination Date. Any amount paid to the Parent on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by the Parent (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided that if the Parent has made payment to the Secured Parties of all or any part of the Obligations and the Termination Date has occurred, then at the Parent’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of the Parent, execute and deliver to the Parent appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Parent of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, the Parent shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made hereunder to any Secured Party.

ARTICLE XI
MISCELLANEOUS PROVISIONS

SECTION 11.1.    Waivers, Amendments, etc.    The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Parent, the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

(a) modify this Section without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c) reduce the principal amount of or rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender;

(d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(f) except as otherwise expressly provided in a Loan Document, release (i) the Borrower from its financial Obligations under the Loan Documents or any Guarantor from its financial Obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders; or

(g) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or any Issuer (in its capacity as Issuer), unless consented to by the Administrative Agent or such Issuer, as the case may be.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 11.2     Notices; Time.    All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower, the Parent or the Administrative Agent, at its address or facsimile number set forth on Schedule II hereto, and if to a Lender or Issuer to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION 11.3.    Payment of Costs and Expenses.    The Borrower agrees to pay on demand all reasonable out-of-pocket fees, costs and expenses of the Agents (including the fees and expenses of Mayer, Brown, Rowe & Maw, counsel to the Agents and of local counsel, if any, who may be retained by or on behalf of the Agents) in connection with

(a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

(b) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendments and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document, in each case as necessary to create, maintain or continue perfection of the Liens purported to be granted pursuant to the Loan Documents; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any Other Taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrower also agrees to reimburse each Secured Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to each Secured Party) incurred by such Secured Party after the occurrence and during the continuance of an Event of Default in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 11.4.    Indemnification.    In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto (provided that, in any such action involving any Obligor and such Indemnified Party, such action is substantially resolved in favor of such Indemnified Party) or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), in each case incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transactions;

(b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

(c) with respect to any properties of the Obligors, any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(e) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s

Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

provided, however, that, to the extent a court of competent jurisdiction has finally determined that any such Indemnified Liabilities are the result of the gross negligence or willful misconduct of an Indemnified Party, the Borrower shall not have any obligation to indemnify such Indemnified Party. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 11.5.    Survival.    The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 11.3 and 11.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 11.6.    Severability.    Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7.    Headings.    The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 11.8.    Execution in Counterparts, Effectiveness, etc.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Parent, the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.

SECTION 11.9.    Governing Law; Entire Agreement.    EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5–1401 AND 5–1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE

OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98––INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 11.10.    Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Parent may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either the Parent or the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees pursuant to a Lender Assignment Agreement, all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and/or the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) and/or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000, in the case of any assignment of any Term Loan and (y) $5,000,000, in the case of any assignment of any Revolving Loan and/or Revolving Loan Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement. No assignee or assignor shall be required to pay any assignment fee to the Administrative Agent in connection with any assignment of Term Loans. The assignor Lender or the Assignee Lender must pay a processing fee in the amount of $3,000 to the Administrative Agent upon delivery of any Lender Assignment Agreement assigning any Revolving Loans and/or any Revolving Loan Commitments;

provided, however that if assignments are (A) made to or from an Approved Fund or (B) from a Lender to any other Lender or an Affiliate of any other Lender, such fee shall be waived. Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the Closing Date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to the Borrower by the assigning Lender (through the Administrative Agent) unless such consent is given expressly by the Borrower prior to such fifth Business Day.

(c) The Administrative Agent shall record assignments made in accordance with this Section in the Register in accordance with clause (b) of Section 2.7.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement with respect to the following: (i) any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to, (ii) a decrease in the principal amount of, or an extension of the final Stated Maturity Date of, any Loan in which such Participant has purchased a participating interest or (iii) a release of all or substantially all of the collateral security under the Loan Documents or all or substantially all of the Guarantors from their Obligations, in each case except as otherwise specifically provided in a Loan Document; provided, that the Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 7.1.1, 11.3 and 11.4, shall be considered a Lender. Each Participant shall only be indemnified for increased costs pursuant to Section 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrower for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (i) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or in support of its obligations to its trustee, as applicable and (ii) in connection with any securitization of any portfolio loans of such Lender, in each case without the prior written consent of any other Person; provided, that, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee, trustee or assignee for such Lender as a party hereto.

(f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by a SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting

Bank or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 11.11.    Other Transactions.    Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.12.    Forum Selection and Consent to Jurisdiction.    ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY ISSUER, THE PARENT OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER AND THE PARENT IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2. THE BORROWER AND THE PARENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER OR THE PARENT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER AND THE PARENT HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 11.13.    Waiver of Jury Trial.    THE ADMINISTRATIVE AGENT, EACH LENDER, EACH ISSUER, THE PARENT AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR

IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER, THE PARENT OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER AND THE PARENT ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.

SECTION 11.14.    Confidentiality.    The Lenders and Agents shall hold all non–public information obtained pursuant to or in connection with this Agreement about the Parent or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, Affiliates, outside auditors, counsel and other professional advisors or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) in connection with this Agreement or as reasonably required by any potential bona fide transferee, participant or assignee, or in connection with the exercise of remedies under a Loan Document, or as requested by any governmental agency or representative thereof or pursuant to legal process or to any quasi-regulatory authority (including the National Association of Insurance Commissioners); provided, however, that

(a) unless specifically prohibited by applicable law or court order, each Lender and each Agent shall notify the Parent of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to or within a reasonable time after disclosure of such information;

(b) prior to any such disclosure pursuant to this Section, each Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing (i) to be bound by this Section 11.14; and (ii) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section; and

(c) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Parent or any Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

By:	___________________________________
Title:

GRAPHIC PACKAGING CORPORATION

By:	___________________________________
Title:

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent, Lead Arranger and as a Lender

By:	____________________________________
Title:

CREDIT SUISSE FIRST BOSTON,
as the Syndication Agent, a Lead Arranger and as a Lender

By:	____________________________________
Title:

By:	____________________________________
Title:

LENDERS:

[NAME OF LENDER]

By:	____________________________________
Title:

LASALLE BANK NATIONAL ASSOCIATION

By:	____________________________________
Title:

U.S. BANK NATIONAL ASSOCIATION

By:	____________________________________
Title:

WELLS FARGO BANK, N.A.

By:	____________________________________
Title:

VECTRA BANK COLORADO, N.A.

By:	____________________________________
Title:

TRANSAMERICA BUSINESS CAPITAL CORPORATION

By:	____________________________________
Title:

ALLFIRST BANK

By:	____________________________________
Title:

By:	____________________________________
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	____________________________________
Title:

WEBSTER BANK

By:	____________________________________
Title:

CREDIT SUISSE FIRST BOSTON

By:	____________________________________
Title:

By:	____________________________________
Title:

RZB FINANCE LLC

By:	____________________________________
Title:

By:	____________________________________
Title:

METROPOLITAN LIFE INSURANCE COMPANY

By:	____________________________________
Title:

ORIX FINANCIAL SERVICES, INC.

By:	____________________________________
Title:

NATIONAL MUTUAL INSURANCE COMPANY

By:	____________________________________
Title:

NATIONAL MUTUAL FIRE INSURANCE COMPANY

By:	____________________________________
Title:

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	____________________________________
Title:

SCHEDULE I

DISCLOSURE SCHEDULE TO CREDIT AGREEMENT

ITEM 6.7.	Litigation.

ITEM 6.8.	Existing Subsidiaries.

ITEM 6.11.	Employee Benefit Plans.

ITEM 6.12.	Environmental Matters.

ITEM 7.2.2(b)	Indebtedness to be Paid.

CREDITOR	OUTSTANDING PRINCIPAL AMOUNT

ITEM 7.2.3(c)	Ongoing Liens.

ITEM 7.2.5(a)	Ongoing Investments.

SCHEDULE II

NOTICE INFORMATION FOR BORROWER AND PARENT:

Graphic Packaging Corporation
Graphic Packaging International Corporation
4455 Table Mountain Drive
Golden, Colorado 80403

Attention:
Fax:

PERCENTAGES;  LIBOR OFFICE;  DOMESTIC OFFICE

			PERCENTAGES
NAME AND NOTICE ADDRESS OF LENDER	LIBOR OFFICE	DOMESTIC OFFICE	REVOLVING LOAN COMMITMENT	TERM LOAN COMMITMENT
Morgan Stanley Senior Funding, Inc. 1221 Avenue of the Americas 35th Floor New York, NY 10020 Attn: Stephen Lehner Ph: 212-762-5809 Fax: 212-762-9181	[Same as Domestic Office]	Morgan Stanley Senior Funding, Inc. 1221 Avenue of the Americas 35th Floor New York, NY 10020 Attn: Larry Benison Ph: 212-537-1439 Fax: 212-762-9181	17.27272727%	71.71428571%

Credit Suisse First Boston 11 Madison Avenue New York, NY 10010 Attn: Theresa Sui Ph: 212-538-3363 Fax: 212-536-6851	[Same as Domestic Office]	Credit Suisse First Boston 11 Madison Avenue New York, NY 10010 Attn: Theresa Sui Ph: 212-538-3363 Fax: 212-536-6851	17.27272727%	7.14285714%

			PERCENTAGES
NAME AND NOTICE ADDRESS OF LENDER	LIBOR OFFICE	DOMESTIC OFFICE	REVOLVING LOAN COMMITMENT	TERM LOAN COMMITMENT
LaSalle Bank National Association 135 S. LaSalle St. Suite #1111 Chicago, IL 60606 Attn: Keith J. Cable Ph: 312-904-7621 Fax: 312-904-6242	[Same as Domestic Office]	LaSalle Bank National Association 135 S. LaSalle St. Room 1425 Chicago, IL 60603 Attn: William Verven Ph: 312-904-9011 Fax: 312-904-6373	8.72727273%	0%

U.S. Bank National Association 918th Street – 4th Floor Denver, CO 80202 Attn: Thomas J. McCarthy Ph: 303-585-4234 Fax: 303-585-6116	[Same as Domestic Office]	U.S. Bank National Association 918th Street – 4th Floor Denver, CO 80202 Attn: Mary S. Patten Ph: 503-275-3192 Fax: 503-275-8181	8.72727273%	0%

Wells Fargo Bank, N.A. 1740 Broadway Denver, CO 80274 Attn: John R. Hall Ph: 303-863-5180 Fax: 303-863-6670	[Same as Domestic Office]	Wells Fargo Bank, N.A. 1740 Broadway Denver, CO 80274 Attn: Sandy Mailloux Ph: 303-863-5769 Fax: 303-863-2729	7.27272727%	0%

Vectra Bank Colorado 2000 S. Colorado Blvd. Suite 2-1200 Denver, CO 80222 Attn: Kelly Condon Ph: 720-947-7675 Fax: 720-947-7760	[Same as Domestic Office]	Vectra Bank Colorado 2000 S. Colorado Blvd. Suite 2-1200 Denver, CO 80222 Attn: Terri Velayas Ph: 720-947-7786 Fax: 720-947-7760	7.27272727%	0%

General Electric Capital Corporation GE Capital – Commercial Finance 60 Long Ridge Road Stamford, CT 06927-5100 Attn: Alison P. Heely Ph: 203-357-6058 Fax: 203-316-7978	[Same as Domestic Office]	General Electric Capital Corporation GE Capital – Commercial Finance 201 High Ridge Road Stamford, CT 06927-5100 Attn: Heidi Benalcazar Ph: 203-357-3660 Fax: 203-603-8344	5.45454545%	4.57142857%

			PERCENTAGES
NAME AND NOTICE ADDRESS OF LENDER	LIBOR OFFICE	DOMESTIC OFFICE	REVOLVING LOAN COMMITMENT	TERM LOAN COMMITMENT
Transamerica Business Capital Corporation 555 Theodore Frernd Avenue Suite C-301 Rye, New York 10580 Attn: Gary Luks Ph: 914-925-7273 Fax: 914-921-0110	[Same as Domestic Office]	Transamerica Business Capital Corporation 555 Theodore Frernd Avenue Suite C-301 Rye, New York 10580 Attn: Margaret Voltaire Ph: 914-925-7213 Fax: 914-925-7248	5.45454545%	2.28571429%

Orix Financial Services, Inc. 846 E. Algonquin Rd. Suite A100 Schaumburg, IL 60173 Attn: Christopher W. Coulomb Ph: 847-303-6082 Fax: 847-397-7845	[Same as Domestic Office]	Orix Financial Services, Inc. 846 E. Algonquin Rd. Suite A100 Schaumburg, IL 60173 Attn: Marla Melvin Ph: 847-303-6186 Fax: 847-397-7845	4.36363636%	1.71428571%

Allfirst Bank 25 S. Charles St. 14th Floor, 101-501 Baltimore, MD 21201 Attn: Mark Fidati Ph: 410-244-4197 Fax: 410-244-4295	[Same as Domestic Office]	Allfirst Bank 25 S. Charles St. 14th Floor, 101-501 Baltimore, MD 21201 Attn: Daniel Tritseff Ph: 410-244-4133 Fax: 410-244-4295	3.63636363%	2.85714286%

The Governor and Company of the Bank of Ireland La Touche House, I.F.S.C. Custom House Docks Dublin 1, Ireland Attn: Brendan McLoughlin Ph: 011 353 1 611 5332 Fax: 011 353 1 829 0129	[Same as Domestic Office]	The Governor and Company of the Bank of Ireland 5th Floor, Hume House, Ballsbridge Dublin 4, Ireland Attn: Mags Treacy Ph: 011 353 1 618 7470 Fax: 011 353 1 618 7490	3.63636363%	1.71428571%

RZB Finance LLC 1133 Avenue of the Americas 16th Floor New York, NY 10036 Attn: John Valiska Ph: 212-845-4130 Fax: 212-944-2093	[Same as Domestic Office]	RZB Finance LLC 1133 Avenue of the Americas 16th Floor New York, NY 10036 Attn: Peter Siggia Ph: 212-845-8340 Fax: 212-391-9870	3.63636363%	0%

			PERCENTAGES
NAME AND NOTICE ADDRESS OF LENDER	LIBOR OFFICE	DOMESTIC OFFICE	REVOLVING LOAN COMMITMENT	TERM LOAN COMMITMENT
Metropolitan Life Insurance Company 334 Madison Avenue Convent Station, NJ 07961 Attn: Rick Richert Ph: 973-254-3207 Fax: 973-254-3032	[Same as Domestic Office]	Metropolitan Life Insurance Company 4100 Boy Scout Boulevard Tampa, FL 33607 Attn: Neil Fredricks Ph: 813-801-2455 Fax: 813-801-2515	2.90909091%	4.57142857%

Webster Bank 185 Asylum St. City Place II, 3rd Floor Hartford, CT 06103-3494 Attn: John Gilsenan, Scott Roth Ph: 860-692-1343, 860-692-1385 Fax: 860-947-1872	[Same as Domestic Office]	Webster Bank 185 Asylum St. City Place II, 3rd Floor Hartford, CT 06103-3494 Attn: Donna A. Long Ph: 860-692-1353 Fax: 860-947-1872	2.90909091%	1.14285714%

Nationwide Life Insurance Company One Nationwide Plaza 1-33-05 Columbus, OH 43215 Attn: Ron Serpico Ph: 614-677-8969 Fax: 614-249-4698	[Same as Domestic Office]	Nationwide Life Insurance Company One Nationwide Plaza 1-33-05 Columbus, OH 43215 Attn: Joy Harris Ph: 614-249-6892 Fax: 614-249-2152	1.45454545%	2.28571429%

SCHEDULE III

Real Estate with Title Insurance

ADDRESS	CITY/STATE	AMOUNT
4455 Table Mountain Drive	Golden, CO	$14,600,000
2005-2006 Liberty Avenue	Lawrenceburg, TN	$9,000,000
1500 North Pitcher Street	Kalamazoo, MI	$14,830,000
1700 W. Ash Ave.,	Mitchell, SD	$8,100,000
3400 N. Marine Drive	Portland, OR	$17,330,000
200 W. Bridge Street	Wausau, WI	$4,363,695

SCHEDULE IV

Existing Hedging Arrangements

Hedge Provider	Exposure Amount on Closing Date	Expiration
Interest rate hedges pursuant to the Master Agreement, dates as of August 27, 1999, between the Parent and Wachovia Bank, N.A.	$700,000	September 3, 2002

SCHEDULE V

Subsidiary Guarantors
Graphic Packaging Holdings, Inc.
GAC Aluminum Corporation
Golden Technologies Company, Inc.
Golden Equities, Inc.
Lauener Engineering Limited